EXHIBIT 10.1

                                CREDIT AGREEMENT

                            DATED AS OF MAY 20, 2004

                                      AMONG

                                   TUFCO, L.P.
                                  AS BORROWER,

                            TUFCO TECHNOLOGIES, INC.
                                   AS PARENT,

                                   THE BANKS,

                                       AND

                                  BANK ONE, NA
                                    AS AGENT


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                                TABLE OF CONTENTS


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                                                                                                         Page
ARTICLE 1. DEFINITIONS                                                                                     1


         Section 1.1.      Definitions                                                                     1
         Section 1.2.      Other Definitional Provisions                                                  13
         Section 1.3.      Accounting Terms and Determinations                                            13
         Section 1.4.      Time of Day                                                                    13

ARTICLE 2. MULTIBANK REVOLVING CREDIT FACILITY                                                            13

         Section 2.1.      Multibank Revolving Commitments                                                13
         Section 2.2.      Noteless Agreement, or Notes                                                   14
         Section 2.3.      Repayment of Multibank Revolving Loans                                         14
         Section 2.4.      Use of Proceeds                                                                14
         Section 2.5.      Revolving Commitment Fee                                                       14
         Section 2.6.      Reduction or Termination of Revolving Commitments                              15


ARTICLE 3. BANK ONE INDIVIDUAL REVOLVING CREDIT FACILITY                                                  15

         Section 3.1.      Bank One Individual Revolving Commitment                                       15
         Section 3.2.      Noteless Agreement; or Notes                                                   15
         Section 3.3.      Repayment of Bank One Individual Revolving Loans                               16
         Section 3.4.      Use of Proceeds                                                                16
         Section 3.5.      Bank One Individual Revolving Commitment Fee                                   16
         Section 3.6.      Reduction or Termination of Bank One Revolving
                             Individual Commitment                                                        16

         Section 3.7.      Making of Bank One Individual Revolving Loans                                  16
         Section 3.8.      Borrower's Right to Select Credit Facility                                     17


ARTICLE 4. LETTERS OF CREDIT                                                                              17

         Section 4.1.      Commitment to Issue Commercial and Standby L/Cs                                17
         Section 4.2.      Participation By Banks                                                         17
         Section 4.3.      Request Procedure                                                              18
         Section 4.4.      Letter of Credit Fees                                                          18
         Section 4.5.      Funding of Drawings                                                            18
         Section 4.6.      Reimbursements                                                                 18
         Section 4.7.      Reimbursement Obligations Absolute                                             19
         Section 4.8.      Issuer Responsibility                                                          19


ARTICLE 5. INTEREST AND FEES                                                                              20

         Section 5.1.      Interest Rate                                                                  20
         Section 5.2.      Determinations of Margins and Fees                                             20
         Section 5.3.      Payment Dates                                                                  21
         Section 5.4.      Default Interest                                                               22
         Section 5.5.      Conversions and Continuations of Accounts                                      22
         Section 5.6.      Computations                                                                   22
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
ARTICLE 6. MULTIBANK REVOLVING LOANS - ADMINISTRATIVE MATTERS                                             22

         Section 6.1.      Borrowing Procedure                                                            22
         Section 6.2.      Minimum Amounts                                                                22
         Section 6.3.      Certain Notices                                                                23
         Section 6.4.      Prepayments                                                                    24
         Section 6.5.      Method of Payment                                                              24
         Section 6.6.      Pro Rata Treatment                                                             24
         Section 6.7.      Sharing of Payments                                                            25
         Section 6.8.      Non-Receipt of Funds by the Agent                                              25
         Section 6.9.      Withholding Taxes                                                              26
         Section 6.10.     Withholding Tax Exemption                                                      26
         Section 6.11.     Participation Obligations Absolute; Failure                                    26
                             to Fund Participation

ARTICLE 7. YIELD PROTECTION AND ILLEGALITY                                                                27

         Section 7.1.      Additional Costs                                                               27
         Section 7.2.      Limitation on Eurodollar Accounts                                              28
         Section 7.3.      Illegality                                                                     29
         Section 7.4.      Treatment of Affected Loans                                                    29
         Section 7.5.      Compensation                                                                   29
         Section 7.6.      Capital Adequacy                                                               30

ARTICLE 8. CONDITIONS PRECEDENT                                                                           30

         Section 8.1.      Agreement                                                                      30
         Section 8.2.      All Extensions of Credit                                                       32

ARTICLE 9. REPRESENTATIONS AND WARRANTIES                                                                 32

         Section 9.1.      Corporate Existence                                                            32
         Section 9.2.      Financial Statements                                                           32
         Section 9.3.      Corporate Action; No Breach                                                    33
         Section 9.4.      Operation of Business                                                          33
         Section 9.5.      Litigation and Judgments                                                       33
         Section 9.6.      Rights in Properties; Liens                                                    33
         Section 9.7.      Enforecability                                                                 33
         Section 9.8.      Approvals                                                                      34
         Section 9.9.      Debt                                                                           34
         Section 9.10.     Taxes                                                                          34
         Section 9.11.     Margin Securities                                                              34
         Section 9.12.     ERISA                                                                          34
         Section 9.13.     Disclosure                                                                     34
         Section 9.14.     Subsidiaries                                                                   35
         Section 9.15.     Agreements                                                                     35
         Section 9.16.     Compliance with Laws                                                           35
         Section 9.17.     Investment Company Act                                                         35
         Section 9.18.     Public Utility Holding Company Act                                             35
         Section 9.19.     Environmental Matters                                                          35
         Section 9.20.     Solvency                                                                       36
         Section 9.21.     Benefit Received                                                               36
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
ARTICLE 10. POSITIVE COVENANTS                                                                            36

         Section 10.1.     Reporting Requirements                                                         37
         Section 10.2.     Maintenance of Existence; Conduct of Business                                  38
         Section 10.3.     Maintenance of Properties                                                      38
         Section 10.4.     Taxes and Claims                                                               39
         Section 10.5.     Insurance                                                                      39
         Section 10.6.     Inspection Rights                                                              39
         Section 10.7.     Keeping Books and Records                                                      39
         Section 10.8.     Compliance with Laws                                                           39
         Section 10.9.     Compliance with Agreements                                                     39
         Section 10.10.    Further Assurances, Subsidiary Guarantees and Environment                      39
         Section 10.11.    ERISA                                                                          40

ARTICLE 11. NEGATIVE COVENANTS                                                                            40

         Section 11.1.     Debt                                                                           40
         Section 11.2.     Limitation on Liens                                                            41
         Section 11.3.     Mergers, Etc.                                                                  42
         Section 11.4.     Restrictions on Dividends and other Distributions                              42
         Section 11.5.     Investments                                                                    43
         Section 11.6.     Limitation on Issuance of Capital Stock                                        44
         Section 11.7.     Transactions With Affiliates                                                   44
         Section 11.8.     Disposition of Assets                                                          44
         Section 11.9.     Lines of Business                                                              45
         Section 11.10.    Sale and Leaseback                                                             45
         Section 11.11.    Prepayment of Debt                                                             45

ARTICLE 12. FINANCIAL COVENANTS                                                                           45

         Section 12.1.     Minimum Consolidated Tangible Net Worth                                        45
         Section 12.2.     Consolidate After Tax Net Income                                               45

ARTICLE 13. DEFAULT                                                                                       46

         Section 13.1.     Events of Default                                                              46
         Section 13.2.     Remedies                                                                       48
         Section 13.3.     Performance by the Agent                                                       49
         Section 13.4.     Setoff                                                                         49
         Section 13.5.     Continuance of Default                                                         50
         Section 13.6.     Cash Collateral                                                                50

ARTICLE 14. THE AGENT                                                                                     50

         Section 14.1.     Appointment, Powers and Immunities                                             50
         Section 14.2.     Rights of Agent as a Bank                                                      50
         Section 14.3.     Defaults                                                                       51
         Section 14.4.     Indemnification                                                                51
         Section 14.5.     Independent Credit Decisions                                                   52
         Section 14.6.     Several Commitments                                                            52
         Section 14.7.     Successor Agent                                                                52
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
ARTICLE 15. MISCELLANEOUS                                                                                 53

         Section 15.1.     Expenses                                                                       53
         Section 15.2.     Indemnification                                                                53
         Section 15.3.     Limitation of Liability                                                        54
         Section 15.4.     No Duty                                                                        54
         Section 15.5.     No Fiduciary Relationship                                                      54
         Section 15.6.     Equitable Relief                                                               54
         Section 15.7.     No Waiver; Cumulative Remedies                                                 54
         Section 15.8.     Successors and Assigns                                                         55
         Section 15.9.     Survival                                                                       58
         Section 15.10.    Entire Agreement; Amendment and Restatement                                    58
         Section 15.11.    Waivers; Amendments                                                            58
         Section 15.12.    Maximum Interest Rate                                                          59
         Section 15.13.    Notices                                                                        59
         Section 15.14.    Governing Law; Venue of Service of Process                                     60
         Section 15.15.    Counterparts                                                                   60
         Section 15.16.    Severability                                                                   60
         Section 15.17.    Headings                                                                       60
         Section 15.18.    Governmental Regulation                                                        60
         Section 15.19.    Construction                                                                   61
         Section 15.20.    Independence of Covenants                                                      61
         Section 15.21.    USA Patriot Act Notification                                                   61
         Section 15.22.    Waiver of Jury Trial                                                           61
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                                CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the "Agreement"), dated as of May 20, 2004, is among TUFCO, L.P., a limited partnership duly organized and validly existing under the laws of the State of Delaware (the "Borrower"), TUFCO TECHNOLOGIES, INC., a corporation duly organized under the laws of the State of Delaware ("Parent"), each of the banks or other lending institutions which is or which may from time to time become a signatory hereto or any successor or assignee thereof (individually, a "Bank" and, collectively, the "Banks") and BANK ONE, NA, individually as a Bank and as agent for itself and the other Banks (in its capacity as agent, together with its successors in such capacity, the "Agent"). The parties hereto agree as follows:

                                   ARTICLE 1.

                                   DEFINITIONS

Section 1.1. Definitions. As used in this Agreement, the following terms have the following meanings:

"Account" means either a Base Rate Account or a Eurodollar Account.

"Acquiring Company" has the meaning set forth in Section 11.3 of this Agreement.

"Additional Costs" has the meaning specified in Section 7.1.

"Adjusted Eurodollar Rate" means, for any Eurodollar Account for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to the Eurodollar Rate for such Eurodollar Account for such Interest Period divided by 1 minus the Reserve Requirement for such Eurodollar Account for such Interest Period.

"Adjustment Date" has the meaning specified in Section 5.2.

"Administrative Questionnaire" means an Administrative Questionnaire in a form supplied by the Agent.

"Affected Accounts" has the meaning set forth in Section 7.4 of this Agreement.

"Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds ten percent (10%) or more of any class of voting stock of such Person; or (c) ten percent (10%) or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Agent or any Bank be deemed an Affiliate of the Borrower or any Subsidiaries.

"Agent" has the meaning set forth in the introductory paragraph of this Agreement and when

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used to designate the issuer of any Letter of Credit, shall include any
Affiliate of Bank One, NA with respect to any Letters of Credit issued by such Affiliate.

"Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

"Applicable Lending Office" means for each Bank and each Type of Account, the lending office of such Bank (or of an Affiliate of such Bank) designated for such Account below its name on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Borrower and the Agent as the office by which its Revolving Loans subject to Accounts of such Type are to be made and maintained.

"Applicable Rate" has the meaning set forth in Section 5.1.

"Approved Fund" has the meaning set forth in Section 15.8 of this Agreement.

"Arranger" means Banc One Capital Markets, Inc., a Delaware corporation, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

"Assigning Bank" has the meaning set forth in Section 15.8 of this Agreement.

"Assignment and Assumption" means an assignment and assumption entered into by a Bank and its assignee and accepted by the Agent pursuant to Section 15.8, in substantially the form of Exhibit "C".

"Bank" has the meaning set forth in the introductory paragraph of this Agreement.

"Bank One Individual Revolving Commitment" means the separate commitment of Bank One, NA on an individual basis to make revolving loans to the Borrower in an aggregate principal amount of One Million Dollars ($1,000,000) pursuant to
Section 3.1 of this Agreement.

"Bank One Individual Revolving Loans" means the loans made by Bank One, NA on an individual basis to the Borrower pursuant to the Bank One Individual Revolving Commitment.

"Base Margin" has the meaning specified in Section 5.2.

"Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of (a) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% or (b) the Prime Rate in effect on such day. For purposes hereof, "Prime Rate" shall mean the rate of interest per annum then most recently publicly announced from time to time by Bank One, NA or its parent as its prime rate in effect at its Principal Office; each change in the Prime Rate shall be effective on the date such change is publicly announced as effective. "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as released on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so released for any day which is a Business Day, the arithmetic average (rounded upwards to the next 1/100th of 1%), as determined by the Agent, of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent shall have determined

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(which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Base Rate shall be determined without regard to clause
(a) of the first sentence of this definition until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. The Base Rate may not be any Bank's best or favored rate and the Banks may make other loans to other Persons at rates lower than the Base Rate.

"Base Rate Account" means a portion of a Revolving Loan that bears interest at a rate based upon the Base Rate.

"Borrower" has the meaning set forth in the introductory paragraph of this Agreement.

"Business Day" means (I) with respect to any borrowing, payment or rate selection of Revolving Loans subject to Eurodollar Accounts, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and New York City for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

"CLO" has the meaning set forth in Section 15.8 of this Agreement.

"Calculation Period" has the meaning specified in Section 5.2.

"Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For purposes of this Agreement, the amount of such Capital Lease Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

"Closing Date" means May 20, 2004.

"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

"Commercial and Standby L/C(s)" has the meaning specified in Section 4.1.

"Commercial and Standby L/C Liabilities" means, at any time, the aggregate amount available for drawing under all outstanding Commercial and Standby L/Cs and all unreimbursed drawings under Commercial and Standby L/Cs.

"Commitment Fee Rate" means the per annum rate determined in accordance with
Section 5.2.

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"Commitment Percentage" means, as to any Bank, the percentage equivalent of a fraction the numerator of which is the amount of the Multibank Revolving Commitment of such Bank and the denominator of which is the aggregate amount of the Multibank Revolving Commitments of all of the Banks provided that if the Multibank Revolving Commitments have expired, been terminated or otherwise fully funded, then the "Commitment Percentage" of each Bank is the percentage equivalent of a fraction, the numerator of which is the outstanding principal amount of the Multibank Revolving Loans of such Bank and the denominator of which is the aggregate of the outstanding principal amount of all Multibank Revolving Loans of all Banks.

"Compliance Certificate" means a certificate in substantially the form of Exhibit "D" properly completed and executed by a Responsible Party of the Parent.

"Consolidated After Tax Net Income" has the meaning specified in Section 12.2.

"Consolidated Net Income" shall mean consolidated net income without consideration of income taxes.

"Consolidated Net Worth" shall mean, as of the date of any determination thereof, the amount of shareholders' equity of Parent and its Subsidiaries as of such date plus (or minus in the case of a deficit) the surplus and retained earnings of Parent and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

"Consolidated Tangible Net Worth" shall mean, as of the date of any determination thereof, the sum of (a) Consolidated Net Worth as of such date minus (b) the book value of all Intangible Assets of Parent and its Subsidiaries as of such date, all determined on a consolidated basis and in accordance with GAAP.

"Continue", "Continuation", and "Continued" shall refer to the continuation pursuant to Section 5.5 of a Eurodollar Account as a Eurodollar Account from one Interest Period to the next Interest Period.

"Contract Rate" has the meaning set forth in Section 15.12 of this Agreement.

"Convert", "Conversion", and "Converted" shall refer to a conversion pursuant to
Section 5.5 or Article 7 of one Type of Account into the other Type of Account.

"Debt" means as to any Person at any time (without duplication): (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person; (d) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than ninety (90) days or that are past due by more than ninety (90) days but are being contested in good faith by appropriate proceedings diligently pursued; (e) all Capital Lease Obligations of such Person; (f) all Debt or other obligations of others Guaranteed by such Person;
(g) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person; (h) all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds, and similar instruments; (i) all liabilities of such Person in respect of all unfunded vested benefits under any Plan; (j) all obligations of such Person in respect of mandatory redemption or mandatory dividend rights on capital stock (or other equity); (k) all obligations of such Person, contingent or otherwise, for the payment of money under any noncompete, consulting, performance based or similar agreement or any other similar arrangements providing for the deferred payment of the purchase price for an asset or assets; (l) all obligations of such Person under any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these (the amount of the obligations in respect of any agreement under this clause (l) shall, at any time of determination and for all purposes under this Agreement, be the maximum aggregate amount that such Person would be required to pay if such agreement were terminated at such time giving effect to current market conditions notwithstanding any contrary treatment in accordance with GAAP); (m) all obligations of such Person under any Synthetic Lease; and (n) all other obligations for borrowed money or other financial accommodations which are required to be reflected as a liability on the balance sheet of a Person in accordance with GAAP.

"Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.

"Default Rate" means, in respect of any principal of any Revolving Loan, or any other amount payable by the Borrower under any Loan Document which is not paid when due (whether at stated maturity, by acceleration, or otherwise), a rate per annum during the period commencing on the due date until such amount is paid in full equal to the sum of two percent (2%) plus the Applicable Rate for Base Rate Accounts as in effect from time to time (provided, that if such amount in default is principal of a Revolving Loan subject to a Eurodollar Account and the due date is a day other than the last day of an Interest Period therefor, the "Default Rate" for such principal shall be, for the period from and including the due date and to but excluding the last day of the Interest Period therefor, two percent (2%) plus the interest rate for such Revolving Loan for such Interest Period as provided in Section 5.1 hereof, and, thereafter, the rate provided for above in this definition).

"Dollars" and "$" mean lawful money of the United States of America.

"EBITDA" means, for any period, the total of the following calculated for the Parent and the Subsidiaries without duplication on a consolidated basis for such period: (a) Consolidated Net Income; plus (b) any deduction for (or less any gain from) income or franchise taxes included in determining Consolidated Net Income; plus (c) interest expense (including the interest portion of Capital Lease Obligations) deducted in determining Consolidated Net Income; plus (d) amortization and depreciation expense deducted in determining Consolidated Net Income.

"Environmental Laws" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, as such laws, regulations, and requirements may be amended or supplemented from time to time.

"Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses, (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order, or agreement with any Governmental Authority or other Person, arising from environmental, health, or safety conditions or the Release or threatened Release of a Hazardous Material into the environment.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

"ERISA Affiliate" means any corporation, trade, or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as the Borrower or is under common control (within the meaning of
Section 414(c) of the Code) with the Borrower.

"Eurodollar Account" means a portion of a Revolving Loan that bears interest at a rate based upon the Adjusted Eurodollar Rate.

"Eurodollar Rate" means, with respect to any Eurodollar Account for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the "LIBO Rate" with respect to such Eurodollar Account for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

"Eurodollar Rate Margin" has the meaning specified in Section 5.2.

"Event of Default" has the meaning specified in Section 13.1.

"Federal Funds Effective Rate" has the meaning specified in the definition of Base Rate.

"Fiscal Quarters" means the four (4) periods falling in each Fiscal Year, each such period three calendar months in duration with the first such period in any Fiscal Year beginning on the first day of October and the last such period in any Fiscal Year ending on the last day of September.

"Fiscal Year" means twelve (12) month period beginning on the first day of October and ending on the last day of September of the following year.

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"Foreign Bank" means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

"GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

"Governmental Authority" means any nation or government, any state or political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

"Guarantee" by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep-well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Debt or other obligation of the payment thereof or to protect the obligee against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The amount of any Guarantee shall be equal to the amount of the obligations so guaranteed or otherwise supported or, if not a fixed and determined amount, the maximum amount so guaranteed.

"Guarantors" means Tufco Technologies, Inc. and any Subsidiary of Tufco Technologies, Inc. other than the Borrower including, without limitation, Tufco LLC.

"Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law.

"Indebtedness" has the meaning specified in Section 5.2.

"Indebtedness to EBITDA Ratio" means the ratio of Indebtedness to EBITDA as determined and calculated in accordance with Section 5.2.

"Intangible Assets" shall mean all patents, trademarks, service marks, copyrights, trade names, goodwill (including any amounts, however designated, representing the cost of acquisition of business and investments in excess of the book value thereof), unamortized debt discount and expense, unamortized bond issuance costs, unamortized deferred charges, deferred research and development costs, any write-up of asset value after the date of this Agreement, organizational costs, noncompetition covenants, signing bonuses, and any other assets treated as intangible assets under GAAP.

"Interest Period" means with respect to any Eurodollar Accounts, each period commencing on the date such Account is established or Converted from a Base Rate Account or the last day of the next preceding Interest Period with respect to such Eurodollar Account, and ending on the numerically corresponding day in the first, second, or third calendar month thereafter, as the Borrower may select as provided in Section 5.5 or Section 6.1, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month. Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period in existence under a Revolving Loan which would otherwise extend beyond the Revolving Termination Date shall end on the Revolving Termination Date; (c) no more than six (6) Interest Periods shall be in effect at the same time; and
(d) no Interest Period for any Eurodollar Account shall have a duration of less than one (1) month and, if the Interest Period would otherwise be a shorter period, the related Eurodollar Account shall not be available hereunder.

"Joinder Agreement" means an agreement which has been or will be executed by a Subsidiary as required hereby adding it as a party to the Master Guaranty in substantially the form of Exhibit "B" attached hereto.

"Letters of Credit" means the Commercial and Standby L/Cs.

"Letter of Credit Liabilities" means the Commercial and Standby L/C Liabilities.

"Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

"Loan Documents" means this Agreement, the Revolving Notes, the Master Guaranty, and all other promissory notes, , guaranties, letters of credit, interest rate protection agreements and other instruments, agreements, and other documentation executed and delivered pursuant to or in connection with this Agreement.

"Master Guaranty" means that certain Master Guaranty Agreement dated as of May 20, 2004 executed by the Guarantors and any other subsidiary or other entity who may become a party thereto pursuant to the execution and delivery of a Joinder Agreement in favor of the Agent and the Banks, which is substantially in the form of Exhibit "E", as the same may be amended or otherwise modified from time to time.

"Material Adverse Effect" means (a) a material adverse effect on the business, condition (financial or otherwise), operations, or properties of the Borrower and the Subsidiaries taken as a whole or (b) a material adverse effect on the ability of the Agent or any Bank to enforce a material provision of the Loan Documents. In determining whether any individual event could reasonably be expected to result in a Material Adverse Effect, notwithstanding that such event does not itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events could reasonably be expected to result in a Material Adverse Effect.

"Maximum Rate" means, at any time and with respect to any Bank, the maximum rate of nonusurious interest under applicable law that such Bank may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges contracted for, charged, or received in connection with the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the weekly ceiling described in, and computed in accordance with, Chapter 303 of the Texas Finance Code.

"Multibank Revolving Commitments" means the commitments by the Banks to the Borrower with respect to the Multibank Revolving Commitments described in
Section 2.1 of this Agreement in the aggregate principal amount of Nine Million Dollars ($9,000,000) at any one time outstanding up to but not exceeding the proportionate amounts set forth opposite the name of each Bank on the signature pages hereto under the heading "Revolving Commitments" or in the most recent Assignment and Acceptance executed by such Bank, as the same may be reduced or terminated pursuant to Section 2.6 or Section 13.2.

"Multibank Revolving Loans" means revolving loans made by the Banks to the Borrower pursuant to the Multibank Revolving Commitments.

"Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions, or has within any of the preceding six (6) years made or accrued an obligation to make contributions, and which is covered by Title IV of ERISA.

"Notice of Default" has the meaning set forth in Section 14.3 of this Agreement.

"Obligated Party" means the Guarantors or any other Person (exclusive of the Borrower) who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

"Obligation" means all obligations, indebtedness, and liabilities of the Borrower or any Obligated Party to the Agent and the Banks or any Affiliate of the Agent or any Bank, or to any of the Agent, any Bank or any Affiliate of the Agent or any Bank, arising pursuant to the following:

(i) any of the Loan Documents;

(ii) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these entered into by the Agent or any Bank or any Affiliate thereof with the Borrower or any Obligated Party; and

(iii) any deposit, lock box or cash or treasury management arrangements entered into by any Bank or any Affiliate thereof with Borrower or any Obligated Party,

whether any of such obligations, indebtedness or liabilities are now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated, unliquidated, joint, several, or joint and several, including, without limitation, the obligation of the Borrower to repay the Revolving Loans, interest on the Revolving Loans and all fees, costs, and expenses (including attorneys' fees and expenses) provided for in the documentation relating thereto.

"Outstanding Multibank Revolving Credit" means, at any time of determination, the sum of (a) the aggregate amount of Multibank Revolving Loans then outstanding; plus (b) the aggregate amount of Commercial and Standby L/C Liabilities (or when calculated with respect to a Bank, including the Agent as a Bank, such Bank's participation or other interest in such Commercial and Standby L/C Liabilities).

"PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

"Parent" means Tufco Technologies, Inc.

"Participants" has the meaning specified in Section 15.8.

"Payment Date" has the meaning set forth in Section 4.4 of this Agreement.

"Payor" has the meaning set forth in Section 6.8 of this Agreement.

"Person" means any individual, corporation, business trust, association, company, partnership, joint venture, Governmental Authority, or other entity.

"Plan" means any employee benefit plan (other than a Multiemployer Plan) established or maintained by the Borrower or any ERISA Affiliate and to which the Borrower or any ERISA Affiliate is making or accruing an obligation to make contributions or has within any of the preceding six years made or accrued an obligation to make contributions.

"Principal Office" means the principal office of the Agent, located at 111 E. Wisconsin Avenue, Milwaukee, Wisconsin 53202.

"Prohibited Transaction" means any transaction set forth in Section 406 or 407 of ERISA or Section 4975(c)(1) of the Code for which there does not exist a statutory or administrative exemption.

"Quarterly Payment Date" means the last day of January, April, July and October of each year, the first of which shall be the first such day after the date of this Agreement.

"Register" has the meaning set forth in Section 15.8 of this Agreement.

"Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

"Regulatory Change" means, with respect to any Bank, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign, laws or regulations (whether or not having the force of law) by any Governmental Authority or monetary authority charged with the interpretation or administration thereof.

"Reimbursement Obligations" means the obligation of the Borrower to reimburse the Agent for any demand for payment or drawing under a Letter of Credit.

"Related Parties" means, with respect to a Bank or the Agent, such Bank's or the Agent's Affiliates and the respective directors, officers, employees, agents and advisors of such Bank or the Agent and such Bank's or the Agent's Affiliates.

"Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property in violation of Environmental Laws.

"Released Parties" has the meaning set forth in Section 15.10 of this Agreement.

"Remedial Action" means all actions required to (a) cleanup, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

"Required Banks" means any combination of Banks having, in the aggregate, (a) fifty-one percent (51%) or more of the Revolving Commitments or (b) if the Revolving Commitments have terminated, expired or otherwise been fulfilled, fifty-one percent (51%) or more of the outstanding principal amount of the Revolving Loans.

"Required Payment" has the meaning set forth in Section 6.8 of this Agreement.

"Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, excluding however, any such events where the thirty (30) day notice requirement of Section 4043 of ERISA has been waived either by statute or by the PBGC.

"Reserve Requirement" means, for any Eurodollar Account for any Interest Period therefor, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars against "Eurocurrency Liabilities" as such term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined or any category of extensions of credit or other assets which include Eurodollar Accounts.

"Responsible Party" means with respect to any Person, the president, chief financial officer or chief accounting officer of such Person.

"Revolving Commitment" means, as to each Bank, the obligation of such Bank to make advances of funds in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on the signature pages hereto under the heading "Revolving Commitment" or in the most recent Assignment and Acceptance executed by such Bank, as the same may be reduced or terminated pursuant to Section 2.6 or Section 13.2. The aggregate amount of the Revolving Commitments of all Banks on the Closing Date equals Ten Million Dollars ($10,000,000).

"Revolving Loans" means, as to any Bank, the advances made by such Bank pursuant to Section 2.1 with respect to Multibank Revolving Loans and the advances made by Bank One, NA individually with respect to Bank One Individual Revolving Loans pursuant to Section 3.1.

"Revolving Notes" means the Notes provided for by Sections 2.2 and 3.2 and all amendments or other modifications thereof.

"Revolving Termination Date" means May 18, 2007, or such earlier date on which the Revolving Commitments terminate as provided in this Agreement.

"Subsidiary" means any corporation (or other entity) of which at least a majority of the outstanding shares of stock (or other ownership interests) having by the terms thereof ordinary voting power to elect a majority of the board of directors (or similar governing body) of such corporation (or other entity) (irrespective of whether or not at the time stock (or other ownership interests) of any other class or classes of such corporation (or other entity) shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by the Parent or one or more of the Subsidiaries or by the Parent and one or more of the Subsidiaries.

"Synthetic Lease" means any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which lease is required or is permitted to be classified and accounted for as an operating lease under GAAP but which is intended by the parties thereto for tax, bankruptcy, regulatory, commercial law, real estate law and all other purposes as a financing arrangement.

"Transferring Subsidiary" has the meaning set forth in Section 11.3 of this Agreement.

"Type" means either type of Account (i.e., either a Base Rate Account or Eurodollar Account).

"UCC" means the Uniform Commercial Code as in effect in the State of Wisconsin.

Section 1.2. Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof", "herein", and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.

Section 1.3. Accounting Terms and Determinations. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Agent and the Banks hereunder shall be prepared, in accordance with GAAP on a consistent basis. All calculations made for the purposes of determining compliance with the provisions of this Agreement shall be made by application of GAAP on a consistent basis. To enable the ready and consistent determination of compliance by the Parent with its obligations under this Agreement, the Parent will not change the manner in which either the last day of its Fiscal Year or the last days of the first three Fiscal Quarters of its Fiscal Year is calculated. In the event any changes in accounting principles required by GAAP or recommended by the Parent's certified public accountants and implemented by the Parent occur and such changes result in a change in the method of the calculation of financial covenants, standards, or terms under this Agreement, then the Parent, the Agent, and the Banks agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such changes with the desired result that the criteria for evaluating such covenants, standards, or terms shall be the same after such changes as if such changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Agent, the Parent, and the Banks, all financial covenants, standards, and terms in this Agreement shall continue to be calculated or construed as if such changes had not occurred.

Section 1.4. Time of Day. Unless otherwise indicated, all references in this Agreement to times of day shall be references to Chicago, Illinois time.

                                   ARTICLE 2.

                       MULTIBANK REVOLVING CREDIT FACILITY

Section 2.1. Multibank Revolving Commitments. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more advances to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Bank's Multibank Revolving Commitment as then in effect; provided, however:

(a) the Outstanding Multibank Revolving Credit applicable to a Bank shall not at any time exceed such Bank's Multibank Revolving Commitment; and

(b) the Outstanding Multibank Revolving Credit shall not at any time exceed the aggregate of the

Multibank Revolving Commitments.

Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, prepay, and reborrow hereunder the amount of the Multibank Revolving Commitments and may establish Base Rate Accounts and Eurodollar Accounts thereunder and, until the Revolving Termination Date, the Borrower may Continue Eurodollar Accounts established under the Multibank Revolving Loans or Convert Accounts established under the Multibank Revolving Loans of one Type into Accounts of the other Type. Accounts of each Type under the Multibank Revolving Loan made by each Bank shall be established and maintained at such Bank's Applicable Lending Office for Revolving Loans of such Type.

Section 2.2. Noteless Agreement; or Notes. (i) Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each advance made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

      (ii) The Agent shall also maintain accounts in which it will record (a) the amount of each advance made hereunder, the Type thereof and the Interest Period with respect thereto, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (c) the amount of any sum received by the Agent hereunder from the Borrower and each Bank's share thereof.

      (iii) The entries maintained in the accounts maintained pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided; however, that the failure of the Agent or any Bank to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

      (iv) Any Bank may request that its advances be evidenced by a promissory note in substantially the form of Exhibit A-2.2 (a "Note"). In such event, the Borrower shall prepare, execute and deliver to such Bank such Note payable to the order of such Bank. Thereafter, the advances evidenced by such Note and interest thereon shall at all times, prior to any assignment, be represented by one or more Notes payable to the order of the payee named therein, except to the extent that any such Bank subsequently returns any such Note for cancellation and requests that such advances once again be evidenced as described in paragraphs (i) and (ii) above.

Section 2.3. Repayment of Multibank Revolving Loans. The Borrower shall pay to the Agent for the account of the Banks the outstanding principal amount of all of the Multibank Revolving Loans on the Revolving Termination Date.

Section 2.4. Use of Proceeds. The proceeds of the Multibank Revolving Loans shall be used by the Borrower for working capital, capital expenditures and other general corporate purposes.

Section 2.5. Revolving Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the daily average unused amount of such Bank's Multibank Revolving Commitment for the period from and including the Closing Date to and including the Revolving Termination Date, at a rate equal to the Commitment Fee Rate as determined in accordance with Section 5.2. For the purpose of calculating the commitment fee hereunder, the Multibank Revolving Commitments shall be deemed utilized by all Outstanding Multibank Revolving Credit. Accrued commitment fees under this
Section 2.5 shall be payable in arrears on each Quarterly Payment Date and on the Revolving Termination Date.

Section 2.6. Reduction or Termination of Revolving Commitments. The Borrower shall have the right to terminate or reduce in part the unused portion of the Multibank Revolving Commitments at any time and from time to time, provided that: (a) the Borrower shall give notice of each such termination or reduction as provided in Section 6.3; and (b) each partial reduction shall be in an aggregate amount at least equal to Two Hundred Fifty Thousand ($250,000). The Multibank Revolving Commitments may not be reinstated after they have been terminated or reduced. The Banks shall have no obligation or commitment to extend the Revolving Termination Date.

                                   ARTICLE 3.

                  BANK ONE INDIVIDUAL REVOLVING CREDIT FACILITY

Section 3.1. Bank One Individual Revolving Commitment. Subject to the terms and conditions of this Agreement, Bank One, NA individually agrees to make one or more advances to the Borrower from time to time from and including the Closing Date to but excluding the Revolving Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of the Bank One Individual Revolving Commitment.

Subject to the foregoing limitation, the Borrower may borrow, prepay, and reborrow hereunder the amount of the Bank One Individual Revolving Commitment and may establish Base Rate Accounts thereunder.

Section 3.2. Noteless Agreement; or Note. (i) Bank One, NA shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to Bank One, NA resulting from each Bank One Individual Revolving Loan made by such Bank from time to time, including the amounts of principal and interest payable and paid to such Bank from time to time thereunder.

      (ii) Bank One, NA shall also maintain accounts in which it will record (a) the amount of each Bank One Individual Revolving Loan made hereunder, (b) the amount of any principal or interest due and payable or to become due and payable from the Borrower to Bank One, NA thereunder and (c) the amount of any sum received by Bank One, NA hereunder from the Borrower.

      (iii) The entries maintained in the accounts pursuant to paragraphs (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided; however that the failure of Bank One, NA to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

      (iv) Bank One, NA may request that its Bank One Individual Revolving Loans be evidenced by a promissory note in substantially the form of Exhibit A-3.2 (a "Note"). In such event, the Borrower shall prepare, execute and deliver to Bank One, NA such Note payable to the order of Bank One, NA. Thereafter, the Bank One Individual Revolving Loan evidenced by such Note and interest thereon shall at all times, prior to any assignment, be represented by the Note payable to the order of Bank One, NA, except to the extent that Bank One, NA subsequently returns any such Note for cancellation and requests that such Bank One Individual Revolving Loan once again be evidenced as described in paragraphs (i) and (ii) above.

Section 3.3. Repayment of Bank One Individual Revolving Loans. The Borrower shall pay to Bank One, NA the outstanding principal amount of all of the Bank One Individual Revolving Loans on the Revolving Termination Date.

Section 3.4. Use of Proceeds. The proceeds of the Bank One Individual Revolving Loans shall be used by the Borrower for working capital, capital expenditures and other general corporate purposes.

Section 3.5. Bank One Individual Revolving Commitment Fee. The Borrower agrees to pay to Bank One, NA a commitment fee on the daily average unused amount of the Bank One Individual Revolving Commitment for the period from and including the Closing Date to and including the Revolving Termination Date, at a rate equal to the Commitment Fee Rate as determined in accordance with Section 5.2. Accrued commitment fees under this Section 3.5 shall be payable in arrears on each Quarterly Payment Date and on the Revolving Termination Date.

Section 3.6. Reduction or Termination of Bank One Revolving Individual Commitment. The Borrower shall have the right to terminate or reduce in part the unused portion of the Bank One Revolving Individual Commitment at any time and from time to time, provided, that: (a) the Borrower shall give notice of each such termination or reduction as provided in Section 6.3; and (b) each partial reduction shall be in an aggregate amount at least equal to Two Hundred Fifty Thousand ($250,000). The Bank One Revolving Individual Commitment may not be reinstated after it has been terminated or reduced. Bank One, NA shall have no obligation or commitment to extend the Revolving Termination Date.

Section 3.7. Making of Bank One Individual Revolving Loans. Pursuant to a Treasury Management Services Agreement made by and between the Borrower and Bank One, NA and a Bank One - One Sweep - Loan and Investment Authorization Agreement, the Borrower has requested and authorized Bank One, NA: (a) to apply any collected balances (after funding advances) in excess of a mutually predetermined amount (the "Borrower's Target Balance") remaining at the end of any day in the Borrower's operating account number 660613787 to the repayment of the principal balance of the Borrower's outstanding Bank One Individual Revolving Loans and (b) Bank One, NA's shall make Bank One Individual Revolving Loans to the Borrower hereunder at the end of any day in which the Borrower shall have an overdraft (negative ledger balance) or a balance otherwise less than the Borrower's Target Balance (a "Deficiency Amount") after crediting all deposits received in immediately available funds and debiting all withdrawals made and checks presented against such operating account and honored by Bank One, NA as of such date, which Bank One Individual Revolving Loans shall be in the amount of the Deficiency Amount(s), without any other request or authorization therefore from the Borrower and without notice to the Borrower. A Bank One Individual Revolving Loan Notice shall not be required in connection with a Bank One Individual Revolving Loan made to cover any Deficiency Amount in the Borrower's operating account on a day to day basis. Unless Bank One, NA determines that any applicable condition of this Agreement has not been satisfied,

Bank One, NA will make the proceeds of each Bank One Individual Revolving Loan available to the Borrower at the end of each day by crediting such funds to a demand deposit account of the Borrower at Bank One, NA as specified by the Borrower (or such other account mutually agreed upon in writing between Bank One, NA and the Borrower ). If Bank One, NA makes a new Bank One Individual Revolving Loan to the Borrower hereunder on a day on which the Borrower is required to or has elected to repay all or any part of an outstanding Bank One Individual Revolving Loan to the Borrower from Bank One, NA, Bank One, NA shall apply the proceeds of its new Bank One Individual Revolving Loan to make such repayment and only an amount equal to the difference (if any) between the amount being borrowed and the amount being repaid shall be made available by Bank One, NA to the Borrower. The Borrower hereby authorizes Bank One, NA to rely on telephonic, facsimile or written instructions of any person identifying himself or herself as a person authorized to request a Bank One Individual Revolving Loan or to make a repayment hereunder, and on any signature which Bank One, NA believes to be genuine, and the Borrower shall be bound thereby in the same manner as if such person were actually authorized or such signature were genuine. The Borrower agrees to indemnify Bank One, NA and hold it harmless from and against any and all claims, demands, damages, liabilities, losses, costs and expenses (including, without limitation, reasonable attorneys' fees and expenses) relating to or arising out of or in connection with the acceptance of instructions for making Bank One Individual Revolving Loans or making repayments hereunder unless such acceptance results from the gross negligence or willful misconduct of Bank One, NA, as determined by a Court of competent jurisdiction.

Section 3.8. Borrower's Right to Select Credit Facility. The Borrower, in its unrestricted sole discretion shall at all times have the right to select whether it wishes to utilize the Bank One Individual Revolving Commitment or the Multibank Revolving Commitments. Any decision made by the Borrower in this regard shall be binding upon the Banks.

                                   ARTICLE 4.

                                LETTERS OF CREDIT

Section 4.1. Commitment to Issue Commercial and Standby L/Cs. The Borrower may utilize the Revolving Commitments by requesting that the Agent issue, and the Agent, subject to the terms and conditions of this Agreement, shall issue, commercial, standby or documentary letters of credit for the Borrower's or one of the Subsidiaries' account (such letters of credit (the "Commercial and Standby L/Cs"); provided, however:

(a) the aggregate amount of outstanding Commercial and Standby L/C Liabilities shall not at any time exceed One Million Dollars ($1,000,000);

(b) the Outstanding Multibank Revolving Credit shall not at any time exceed the aggregate of the Multibank Revolving Commitments; and

(c) the Outstanding Multibank Revolving Credit applicable to a Bank shall not at any time exceed such Bank's Multibank Revolving Commitment.

Section 4.2. Participation By Banks. Upon the date of issue of any Letter of Credit, the Agent shall be deemed, without further action by any party hereto, to have sold to each other Bank, and each other Bank shall be deemed, without further action by any party hereto, to have purchased from the Agent a participation to the extent of such Bank's Commitment Percentage in such Letter of Credit and the related Letter of Credit Liabilities.

Section 4.3. Request Procedure. The Borrower shall give the Agent at least three
(3) Business Days irrevocable prior notice (effective upon receipt) specifying the date of each Letter of Credit and the nature of the transactions to be supported thereby. The Agent shall notify each other Bank of the contents of the Letter of Credit and of such Bank's Commitment Percentage of the amount of the proposed Letter of Credit in accordance with Section 6.6. Each Letter of Credit shall have an expiration date that does not extend beyond the earlier of (i) one
(1) year from the date of its issuance, provided that any Letter of Credit may provide for the renewal of the expiration date thereof for additional one-year periods (which shall in no event extend the expiration date thereof beyond the date provided for in the next clause (ii)) or (ii) a date which is five (5) days prior to the Revolving Termination Date. Each Letter of Credit shall be payable in Dollars, must support a transaction entered into in the ordinary course of the Borrower's business and shall be issued pursuant to such documentation as the Agent may require, including, without limitation, the Agent's standard form letter of credit request and reimbursement agreement; provided, that, in the event of any conflict between the terms of such agreement and the other Loan Documents, the terms of the other Loan Documents shall control.

Section 4.4. Letter of Credit Fees. The Borrower will pay to the Agent for the account of the Banks a letter of credit fee on the amount available for drawings under each standby Letter of Credit, such standby letter of credit fee: (i) to be paid in arrears on each Quarterly Payment Date following the date the standby Letter of Credit is issued until the date of expiration or termination thereof (each such date herein a "Payment Date") and (ii) to be calculated for the period from and including the preceding Payment Date (or with respect to the first such payment, from and including the date of issuance of the standby Letter of Credit) to and excluding the earlier of the next Payment Date or the date of expiration or termination of the standby Letter of Credit at a rate equal to the Eurodollar Rate Margin. After receiving any payment of any fees under this Section 4.4 attributable to a standby Letter of Credit, the Agent will promptly pay to each Bank such Bank's Commitment Percentage of the amount of such fees so received.

With respect to commercial Letters of Credit, the Borrower shall pay to the Agent for the account of the Banks a letter of credit fee in such amounts as is customarily charged by the Agent for issuance of commercial Letters of Credit.

Section 4.5. Funding of Drawings. Upon receipt from the beneficiary of any Letter of Credit of any demand for payment or other drawing under such Letter of Credit, the Agent shall promptly notify the Borrower and each Bank as to the amount to be paid as a result of such demand or drawing and the respective payment date. Not later than 12:30 p.m. on the applicable payment date, each Bank will make available to the Agent, at the Principal Office, in immediately available funds, an amount equal to such Bank's Commitment Percentage of the amount to be paid as a result of a demand or drawing under the Letter of Credit even if the conditions to a Loan under Article 8 hereof have not been satisfied.

Section 4.6. Reimbursements. The Borrower shall be irrevocably and unconditionally obligated to immediately reimburse the Agent for any amounts paid by the Agent upon any demand for payment or drawing under any Letter of Credit, without (except as specifically set forth in this

Section 4.6) presentment, demand, protest, or other formalities of any kind. All payments on the Reimbursement Obligations shall be made: (i) if no Default has occurred or the Agent otherwise elects, by Revolving Loans made automatically as Base Rate Accounts in the amount equal to the lesser of (A) such Reimbursement Obligations or (B) the difference of the aggregate Revolving Commitments minus the Outstanding Revolving Credit or (ii) if a Default has occurred and the Agent has not made the election under clause (i), by the Borrower to the Agent at the Principal Office for the account of the Agent in Dollars and in immediately available funds, without setoff, deduction or counterclaim not later than 3:00 p.m. on the date of the corresponding payment under such Letter of Credit; provided, that in the case of this clause (ii) only, the Agent has provided notice to the Borrower prior to 12:00 noon on such day that such payment is due. In the event such notice is received after 12:00 noon on a Business Day, such payment shall be due not later than 3:00 p.m. on the next succeeding Business Day. The Agent will pay to each Bank such Bank's Commitment Percentage of all amounts received from the Borrower for application in payment, in whole or in part, to the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Bank has made payment to the Agent in respect of such Letter of Credit pursuant to Section 4.5.

Section 4.7. Reimbursement Obligations Absolute. The Reimbursement Obligations of the Borrower under this Agreement shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever and the Borrower hereby waives any defense to the payment of the Reimbursement Obligations based on any circumstance whatsoever, including without limitation, in either case, the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit or any other Loan Document; (ii) any amendment or waiver of or any consent to or departure from any Loan Document; (iii) the existence of any claim, set-off, counterclaim, defense or other rights which the Borrower, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, the Agent, any Bank, or any other Person, whether in connection with any Loan Document or any unrelated transaction; (iv) any statement, draft, or other documentation presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; or (v) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that Reimbursement Obligations with respect to a Letter of Credit may be subject to avoidance by the Borrower if the Borrower proves in a final nonappealable judgment that it was damaged and that such damage arose directly from the Agent's willful misconduct or gross negligence in determining whether the documentation presented under the Letter of Credit in question complied with the terms thereof.

 Section 4.8. Issuer Responsibility. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent, any Bank nor any of their respective officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Agent; (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages; (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid, insufficient, fraudulent, or forged or any statement therein is untrue or inaccurate in any respect; or (d) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. Notwithstanding the forgoing, the Borrower shall have a claim against the Agent, and the Agent shall be liable to the Borrower, to the extent of any direct, but not indirect, consequential or punitive, damages suffered by the Borrower which the Borrower proves in a final nonappealable judgment were caused by (i) the Agent's willful misconduct or gross negligence in determining whether documents presented under any Letter of Credit complied with the terms thereof or (ii) the Agent's willful failure to pay under any Letter of Credit after presentation to it of documentation strictly complying with the terms and conditions of such Letter of Credit. The Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

                                   ARTICLE 5.

                                INTEREST AND FEES

Section 5.1. Interest Rate. Subject to Section 15.12, the Borrower shall pay to the Agent for the account of each Bank interest on the unpaid principal amount of each Revolving Loan made by such Bank for the period commencing on the date of such Revolving Loan to but excluding the date such Revolving Loan is due, at a fluctuating rate per annum equal to the Applicable Rate. The term "Applicable Rate" means (i) during the period that such Revolving Loans or portions thereof are subject to a Base Rate Account, the Base Rate plus the Base Margin and (ii) during the period that such Revolving Loans or portions thereof are subject to a Eurodollar Account, the Adjusted Eurodollar Rate plus the Eurodollar Rate Margin.

Section 5.2. Determinations of Margins and Fees. The margins identified in
Section 5.1 and the fees payable under Sections 2.5 and 3.5 shall be defined and determined as follows:

(a) "Base Margin" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date (as defined below), zero percent (0%) per annum and (ii) during each period, from and including one Adjustment Date to but excluding the next Adjustment Date (herein a "Calculation Period"), the percent per annum set forth in the table below in this Section 5.2 under the heading "Base Margin" opposite the Indebtedness to EBITDA Ratio which corresponds to the Indebtedness to EBITDA Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.

(b) "Commitment Fee Rate" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date, one quarter percent (0.25%) per annum and (ii) during each Calculation Period, the percent per annum set forth in the table below under the heading "Commitment Fee" opposite the Indebtedness to EBITDA Ratio which corresponds to the Indebtedness to EBITDA Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.

(c) "Eurodollar Rate Margin" shall mean (i) during the period commencing on the Closing Date and ending on but not including the first Adjustment Date, one and one quarter percent (1.25%) per annum and (ii) during each Calculation Period, the percent per annum set forth in the table below under the heading "Eurodollar Margin" opposite the Indebtedness to EBITDA Ratio which corresponds to the Indebtedness to EBITDA Ratio set forth in, and as calculated in accordance with, the applicable Compliance Certificate.

Indebtedness to EBITDA Ratio       Base Margin   Commitment Fee     Eurodollar Rate Margin
----------------------------       -----------   --------------     ----------------------
Greater than or equal to 3.00           0%          0.375%                 2.00%

Greater than 2.50
but less than 3.00                      0%          0.375%                 1.75%

Greater than or equal to 2.00
but less than  or equal to 2.50         0%          0.250%                 1.50%

Less than 2.00                          0%          0.250%                 1.25%

Upon delivery of the Compliance Certificate pursuant to Section 10.1(c) in connection with the financial statements of the Parent required to be delivered pursuant to Section 10.1(b) at the end of each Fiscal Quarter commencing with such Compliance Certificate delivered with respect to the Fiscal Quarter ending on September 30, 2004, the Base Margin, the Eurodollar Rate Margin (for Interest Periods commencing after the applicable Adjustment Date) and the Commitment Fee Rate shall automatically be adjusted in accordance with the Indebtedness to EBITDA Ratio set forth therein and the table set forth above, such automatic adjustment to take effect as of the fifth Business Day after the receipt by the Agent of the related Compliance Certificate pursuant to Section 10.1(c) (each such Business Day when such margins or fees change pursuant to this sentence or the next following sentence, herein an "Adjustment Date"). If the Borrower fails to deliver such Compliance Certificate which so sets forth the Indebtedness to EBITDA Ratio within the period of time required by Section 10.1(c): (i) the Eurodollar Rate Margin (for Interest Periods commencing after the applicable Adjustment Date) shall automatically be adjusted to two percent (2.00%) per annum; and (ii) the Commitment Fee Rate shall automatically be adjusted to three-eighths of one percent (0.375%) per annum, such automatic adjustments to take effect as of the fifth Business Day after the last day on which the Borrower was required to deliver the applicable Compliance Certificate in accordance with Section 10.1(c) and to remain in effect until subsequently adjusted in accordance herewith upon the delivery of a Compliance Certificate. The phrase "Indebtedness to EBITDA Ratio" means the ratio, calculated as of the last day of each Fiscal Quarter, of Indebtedness outstanding as of such day to the EBITDA for the four (4) Fiscal Quarters immediately preceding (and including) such Fiscal Quarter. As used in this Section 5.2, "Indebtedness" means, at the time of determination, without duplication, the sum of the following determined for Parent and the Subsidiaries on a consolidated basis (without duplication): (a) all obligations for borrowed money; (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments; (c) all Capital Lease Obligations; (d) all unpaid and liquidated reimbursement obligations with respect to letter of credit and the face amount of all undrawn, outstanding letters of credit (including without limitation, the Letters of Credit, unless the Debt secured by any such letter of credit is included in either clause (a) or (b) above or the following clause
(e)); and (e) all Debt arising under Synthetic Leases.

Section 5.3. Payment Dates. Accrued interest on the Revolving Loans shall be due and payable as follows: (i) in the case of Revolving Loans subject to Base Rate Accounts, the last day of each month and on the Revolving Termination Date; and (ii) in the case of Revolving Loans subject to Eurodollar Accounts and with respect to each such Account, on the last day of such Interest Period and the Revolving Termination Date.

Section 5.4. Default Interest. Notwithstanding the foregoing, the Borrower will pay to the Agent for the account of each Bank interest at the applicable Default Rate on any principal of any Revolving Loan made by such Bank, and (to the fullest extent permitted by law) any other amount payable by the Borrower under any Loan Document to or for the account of the Agent or such Bank, that is not paid in full on the date due (whether at stated maturity, by acceleration, or otherwise), for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

Section 5.5. Conversions and Continuations of Accounts. Subject to Section 6.2, the Borrower shall have the right from time to time to Convert all or part of any Base Rate Account in existence under a Revolving Loan into a Eurodollar Account under the same Revolving Loan or to Continue Eurodollar Accounts in existence under a Revolving Loan as Eurodollar Accounts under the same Revolving Loan; provided, that: (a) the Borrower shall give the Agent notice of each such Conversion or Continuation as provided in Section 6.3; (b) a Eurodollar Account may only be Converted on the last day of the Interest Period therefor; and (c) except for Conversions into Base Rate Accounts, no Conversions or Continuations shall be made while a Default has occurred and is continuing.

Section 5.6. Computations. Interest and fees payable by the Borrower hereunder and under the other Loan Documents shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) occurring in the period for which payable unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be.

                                   ARTICLE 6.

                            MULTIBANK REVOLVING LOANS
                             ADMINISTRATIVE MATTERS

Section 6.1. Borrowing Procedure. The Borrower shall give the Agent, and the Agent will give the Banks, notice of each borrowing with respect to Multibank Revolving Loans in accordance with Section 6.3. Not later than 2:00 p.m. on the date specified for each borrowing with respect to Multibank Revolving Loans each Bank will make available to the Agent the amount of the Multibank Revolving Loan to be made by it on such date, at the Principal Office, in immediately available funds, for the account of the Borrower. The amount so received by the Agent shall, subject to the terms and conditions of this Agreement, be made available to the Borrower by (a) depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Agent at the Principal Office or (b) wire transferring such funds to a Person or Persons designated by the Borrower in writing.

Section 6.2. Minimum Amounts. Except for prepayments pursuant to Article 7, each borrowing with respect to Multibank Revolving Loans and each prepayment of principal of a Multibank

Revolving Loan shall be in an amount at least equal to Two Hundred Fifty Thousand Dollars ($250,000) or, in each case, any larger amounts in increments of Fifty Thousand Dollars ($50,000). Except for Conversions pursuant to Article 7, each Eurodollar Account applicable to a Multibank Revolving Loan shall be in a minimum principal amount of Two Hundred Fifty Thousand Dollars ($250,000) or any larger amounts in increments of Fifty Thousand Dollars ($50,000).

Section 6.3. Certain Notices. Notices by the Borrower to the Agent of terminations or reductions of Multibank Revolving Commitments, of borrowings and optional prepayments of Multibank Revolving Loans, and of Conversions and Continuations of Accounts shall be irrevocable and shall be effective only if received by the Agent not later than 12:30 p.m. (a) on the Business Day of the borrowing, prepayment or repayment of Multibank Revolving Loans subject to Base Rate Accounts or of the Conversion into Base Rate Accounts and (b) with respect to any other repayments, terminations, reductions, borrowings, Conversions, Continuations, or prepayments, on the Business Day which is the number of Business Days prior to the day of the relevant action specified below:

                                                                            Number of Business Days
Action                                                                          Prior to Action
------                                                                      -----------------------
Termination or reduction of Multibank Revolving Commitments, optional                5
prepayment of Multibank Revolving Loans

Borrowing of Multibank Revolving Loans subject to Eurodollar Accounts,               3
Conversions into or Continuations as Eurodollar Accounts

Any notices of the type described in this Section 6.3 which are received by the Agent after 12:30 p.m. on a Business Day shall be deemed to be received and shall be effective on the next Business Day. Each such notice of termination or reduction of the Multibank Revolving Commitments shall specify the amount of the Multibank Revolving Commitments to be terminated or reduced. Each such notice of borrowing, Conversion, Continuation, or prepayment shall: (a) specify the Multibank Revolving Loans to be borrowed or prepaid or the Accounts to be Converted or Continued; (b) the amount (subject to Section 6.2 hereof) to be borrowed, Converted, Continued, or prepaid; (c) in the case of a Conversion, the Type of Account to result from such Conversion; (d) in the case of a borrowing the Type of Account or Accounts to be applicable to such borrowing and the amounts thereof; (e) in the event a Eurodollar Account is selected, the duration of the Interest Period therefor; and (f) the date of borrowing, Conversion, Continuation, or prepayment (which shall be a Business Day). Each notice of borrowing, Conversion, continuation, or prepayment shall be substantially in the form of Exhibit "F" attached hereto. The Agent shall notify the Banks of the contents of each such notice on the date of the Agent's receipt of the same or, if received on or after 12:30 p.m. on a Business Day, on the next Business Day. In the event the Borrower fails to select the Type of Account applicable to a Multibank Revolving Loan, or the duration of any Interest Period for any Eurodollar Account, within the time period and otherwise as provided in this
Section 6.3, such Account (if outstanding as a Eurodollar Account) will be automatically Converted into a Base Rate Account on the last day of the preceding Interest Period for such Account or (if outstanding as a Base Rate Account) will remain as, or (if not then outstanding) will be made as, a Base Rate Account.

The Borrower may not borrow any Multibank Revolving Loans subject to a Eurodollar Account, Convert any Base Rate Accounts into Eurodollar Accounts, or Continue any Eurodollar Account as a Eurodollar Account if the Applicable Rate for such Eurodollar Accounts would exceed the Maximum Rate or if a Default exists.

Section 6.4. Prepayments. Subject to Section 6.2 and the provisions of this
Section 6.4, the Borrower may, at any time and from time to time without premium or penalty upon prior notice to the Agent as specified in Section 6.3, prepay or repay any Multibank Revolving Loan in full or in part. Multibank Revolving Loans subject to a Eurodollar Account may be prepaid or repaid only on the last day of the Interest Period applicable thereto unless (i) the Borrower pays to the Agent for the account of the applicable Banks any amounts due under Section 7.5 as a result of such prepayment or repayment or (ii) after giving effect to such prepayment or repayment the aggregate principal amount of the Eurodollar Accounts applicable to the Multibank Revolving Loan being prepaid or repaid having Interest Periods that end after such payment date shall be equal to or less than the principal amount of such Multibank Revolving Loan after such prepayment or repayment.

Section 6.5. Method of Payment. Except as otherwise expressly provided herein, all payments of principal, interest, and other amounts to be made by the Borrower or any Obligated Party under the Loan Documents shall be made to the Agent at the Principal Office for the account of each Bank's Applicable Lending Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 1:00 p.m. on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower and each Obligated Party shall, at the time of making each such payment, specify to the Agent the sums payable under the Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment and any proceeds of any Collateral to the Obligations in such order and manner as the Required Banks may elect in their sole discretion, subject to
Section 6.6 hereof). Each payment received by the Agent under any Loan Document for the account of a Bank shall be paid to such Bank by 3:00 p.m. on the date the payment is deemed made to the Agent in immediately available funds, for the account, in the case of a Bank, of such Bank's Applicable Lending Office. Whenever any payment under any Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

Section 6.6. Pro Rata Treatment. Except to the extent otherwise provided herein:
(a) each Multibank Revolving Loan shall be made by the Banks, each payment of commitment fees under Section 2.5 shall be made for the account of the Banks, and each termination or reduction of the Multibank Revolving Commitments shall be applied to the Multibank Revolving Commitments of the Banks, pro rata according to their respective Commitment Percentages; (b) the making, Conversion, and Continuation of Accounts of a particular Type (other than Conversions provided for by Section 7.4) shall be made pro rata among the Banks holding Accounts of such Type according to their respective Commitment Percentages; (c) each payment and prepayment of principal of or interest on Multibank Revolving Loans or Reimbursement Obligations shall be made to the Agent for the account of the Agent or the Banks holding such Multibank Revolving Loans or participation interests in the Reimbursement Obligations, as applicable, pro rata in accordance with the respective unpaid principal amounts of such Multibank Revolving Loans, Reimbursement Obligations or participation interests held by such Banks; (d) proceeds of Collateral shall be shared first, by each of the Agent and the Banks pro rata in accordance with the respective unpaid amounts of the Obligations then due the Agent and each such Bank and the respective aggregate amount available for drawing under all outstanding Letters of Credit which Agent or such Bank is obligated to fund until paid in full or fully cash collateralized and then shall be shared with any other Secured Party pro rata in accordance with the amount of the Obligations owed to each; and (e) the Banks (other than the Agent) shall purchase from the Agent participations in the Letters of Credit to the extent of their respective Commitment Percentages. If at any time payment, in whole or in part, of any amount distributed by the Agent hereunder is rescinded or must otherwise be restored or returned by the Agent as a preference, fraudulent conveyance, or otherwise under any bankruptcy, insolvency, or similar law, then each Person receiving any portion of such amount agrees, upon demand, to return the portion of such amount it has received to the Agent.

Section 6.7. Sharing of Payments. If a Bank shall obtain payment of any principal of or interest on any of the Obligations due to such Bank hereunder directly (and not through the Agent) through the exercise of any right of set-off, banker's lien, counterclaim, or similar right, or otherwise, it shall promptly purchase from the other Banks participations in the Obligations held by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment pro rata in accordance with the unpaid principal of and interest on the Obligations then due to each of them. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Obligations held by the other Banks may exercise all rights of set-off, banker's lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Obligations in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

Section 6.8. Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Agent hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, (a) the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Effective Rate for such period and (b) the Agent shall be entitled to offset against any and all sums to be paid to such recipient, the amount calculated in accordance with the foregoing clause (a).

Section 6.9. Withholding Taxes. All payments by the Borrower of amounts payable under any Loan Document shall be payable without deduction for or on account of any present or future taxes, duties, or other charges levied or imposed by the United States of America or by the government of any jurisdiction outside the United States of America or by any political subdivision or taxing authority of or in any of the foregoing through withholding or deduction with respect to any such payments (but excluding any tax imposed on or measured by the net income or profit of a Bank pursuant to the laws of the jurisdiction in which it is organized or in which the principal office or Applicable Lending Office of such Bank is located or any subdivision thereof or therein). If any such taxes, duties, or other charges are so levied or imposed, the Borrower will make additional payments in such amounts so that every net payment of amounts payable by it under any Loan Document, after withholding or deduction for or on account of any such present or future taxes, duties, or other charges, will not be less than the amount provided for herein or therein, provided that the Borrower may withhold to the extent required by law and shall have no obligation to pay such additional amounts to any Bank to the extent that such taxes, duties, or other charges are levied or imposed by reason of the failure or inability of such Bank to comply with the provisions of Section 6.10. The Borrower shall furnish promptly to the Agent for distribution to each affected Bank, as the case may be, official receipts evidencing any such withholding or reduction.

Section 6.10. Withholding Tax Exemption. Each Foreign Bank agrees that it will deliver to the Borrower and the Agent two duly completed copies of the appropriate United States Internal Revenue Service form, certifying that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. Each Foreign Bank which so delivers such form further undertakes to deliver to the Borrower and the Agent two (2) additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Foreign Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law, or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Foreign Bank from duly completing and delivering any such form with respect to it and such Foreign Bank advises the Borrower and the Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

Section 6.11. Participation Obligations Absolute; Failure to Fund Participation. The obligations of a Bank to fund its participation in the Letters of Credit in accordance with the terms hereof shall be absolute, unconditional and irrevocable and shall be performed strictly in accordance with the terms of the Loan Documents under all circumstances whatsoever, including without limitation, the following circumstances: (a) any lack of validity of any Loan Document; (b) the occurrence of any Default; (c) the existence of any claim, set-off, counterclaim, defenses or other rights which such Bank, the Borrower, any Obligated Party, or any other Person may have; (d) the occurrence of any event that has or could reasonably be expected to have a Material Adverse Effect; (e) the failure of any condition to a Revolving Loan or the issuance of a Letter of Credit under Article 8 hereof to be satisfied; or (f) any other circumstance whatsoever, whether or not similar to any of the foregoing; provided that, the obligations of a Bank to fund its participation in a Letters of Credit may be subject to avoidance by a Bank if such Bank proves in a final nonappealable judgment that it was damaged and that such damage arose directly from the Agent's willful misconduct or gross negligence in determining whether (i) the conditions set forth in Article 8 hereof to the issuance of the Letter of Credit in question were satisfied at the time of such issuance or (ii) the documentation presented under the Letter of Credit in question complied with the terms thereof. If a Bank fails to fund its participation in a Letter of Credit as required hereby, such Bank shall, subject to the foregoing proviso, remain obligated to pay to the Agent the amount it failed to fund on demand together with interest thereon in respect of the period commencing on the date such amount should have been funded until the date the amount was actually funded to the Agent at a rate per annum equal to the Federal Funds Effective Rate for such period and the Agent shall be entitled to offset against any and all sums to be paid to such Bank hereunder the amount due the Agent under this sentence.

                                   ARTICLE 7.

                         YIELD PROTECTION AND ILLEGALITY

Section 7.1. Additional Costs.

(a) The Borrower shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any reasonable costs incurred by such Bank which such Bank determines are directly attributable to its making or maintaining of any Revolving Loans subject to Eurodollar Accounts hereunder or its obligation to make any of such Revolving Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Revolving Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

(i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Revolving Note in respect of any of such Revolving Loans (other than franchise taxes and taxes imposed on the overall net income of such Bank or its Applicable Lending Office for any of such Revolving Loans by the United States of America or the jurisdiction in which such Bank has its Principal Office or such Applicable Lending Office);

(ii) imposes or modifies any reserve (other than the Reserve Requirement), special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (including any of such Revolving Loans or any deposits referred to in the definition of "Eurodollar Rate" in Section
1.1 hereof); or

(iii) imposes any other condition affecting this Agreement or the Revolving Notes or any of such extensions of credit or liabilities or commitments and which results in additional cost or expense to the Bank.

Each Bank will notify the Borrower (with a copy to the Agent) of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 7.1(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and will designate a different Applicable Lending Office for the Revolving

Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, violate any law, rule, or regulation or be in any way disadvantageous to such Bank. Each Bank will furnish the Borrower with a certificate setting forth the basis and the amount of each request of such Bank for compensation under this Section 7.1(a). If any Bank requests compensation from the Borrower under this subsection Section 7.1(a), the Borrower may, by notice to such Bank (with a copy to the Agent) suspend the obligation of such Bank to make Revolving Loans subject to Eurodollar Accounts or Continue Eurodollar Accounts as Eurodollar Accounts or Convert Base Rate Accounts into Eurodollar Accounts until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 7.4 hereof shall be applicable with respect to such Eurodollar Accounts).

(b) Without limiting the effect of the foregoing provisions of this Section 7.1, in the event that, by reason of any Regulatory Change, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on the Revolving Loans subject to Eurodollar Accounts is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Revolving Loans subject to Eurodollar Accounts or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Bank to make Revolving Loans subject to Eurodollar Accounts or Continue Eurodollar Accounts as Eurodollar Accounts or Convert Base Rate Accounts into Eurodollar Accounts hereunder shall be suspended until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 7.4 hereof shall be applicable).

(c) Determinations and allocations by any Bank for purposes of this Section 7.1 of the effect of any Regulatory Change on its costs of maintaining its obligation to make Revolving Loans or of making or maintaining Revolving Loans or on amounts receivable by it in respect of the Revolving Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall, absent manifest error, be conclusive, provided that such determinations and allocations are made on a reasonable basis.

Section 7.2. Limitation on Eurodollar Accounts. Anything herein to the contrary notwithstanding, if with respect to any Eurodollar Accounts under a Revolving Loan for any Interest Period therefor:

(a) The Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for the Revolving Loans subject to such Eurodollar Accounts as provided in this Agreement; or

(b) Required Banks determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "Adjusted Eurodollar Rate" in Section 1.1 hereof on the basis of which the rate of interest for such Revolving Loans for such Interest Period is to be determined do not accurately reflect the cost to the Banks of making or maintaining such Revolving Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant Eurodollar Account and the relevant amounts or periods, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Revolving Loans subject to a Eurodollar Account or to Convert Base Rate Accounts into Eurodollar Accounts and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Accounts, either prepay the Revolving Loans subject to such Eurodollar Accounts or Convert such Eurodollar Accounts into Base Rate Accounts in accordance with the terms of this Agreement. Determinations made under this Section 7.2 shall be made on a reasonable basis.

Section 7.3. Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to (a) honor its obligation to make Revolving Loans subject to a Eurodollar Account hereunder or (b) maintain Revolving Loans subject to a Eurodollar Account hereunder, then such Bank shall promptly notify the Borrower (with a copy to the Agent) thereof and such Bank's obligation to make or maintain Revolving Loans subject to a Eurodollar Account and to Convert Base Rate Accounts into Eurodollar Accounts hereunder shall be suspended until such time as such Bank may again make and maintain Revolving Loans subject to a Eurodollar Account (in which case the provisions of Section 7.4 hereof shall be applicable).

Section 7.4. Treatment of Affected Loans. If the Accounts applicable to a Revolving Loan of any Bank (hereinafter called "Affected Accounts") are to be Converted pursuant to Section 7.1 or Section 7.3 hereof, the Bank's Affected Accounts shall be automatically Converted into Base Rate Accounts on the last day(s) of the then current Interest Period(s) (or, in the case of a Conversion required by Section 7.1(b) or Section 7.3 hereof, on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in
Section 7.1 or Section 7.3 hereof which gave rise to such Conversion no longer exist: (a) to the extent that such Bank's Affected Accounts have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Affected Accounts shall be applied instead to its Base Rate Accounts; and (b) all Accounts which would otherwise be established or Continued by such Bank as Eurodollar Accounts shall be made as or Converted into Base Rate Accounts and all Accounts of such Bank which would otherwise be Converted into Eurodollar Accounts shall be Converted instead into (or shall remain as) Base Rate Accounts. If such Bank gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 7.1 or Section
7.3 hereof which gave rise to the Conversion of such Bank's Affected Accounts pursuant to this Section 7.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Accounts are outstanding, such Bank's Base Rate Accounts shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Accounts to the extent necessary so that, after giving effect thereto, all Accounts held by the Banks holding Eurodollar Accounts and by such Bank are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitment Percentages.

Section 7.5. Compensation. The Borrower shall pay to the Agent for the account of each Bank, upon the request of such Bank, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:

(a) Any payment or prepayment of a Revolving Loan subject to a Eurodollar Account or Conversion of a Eurodollar Account for any reason (including, without limitation, the acceleration of the outstanding Revolving Loans pursuant to
Section 13.2(a)) on a date other than the last day of an Interest Period for the applicable Eurodollar Account; or

(b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article 8 to be satisfied) to borrow or prepay a Revolving Loan subject to a Eurodollar Account, or Convert a Base Rate Account to a Eurodollar Account on the date for such borrowing, Conversion, or prepayment specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Eurodollar Account (or, in the case of a failure to borrow, the Interest Period for such Eurodollar Account which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Eurodollar Account provided for herein over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

Section 7.6. Capital Adequacy. If after the date hereof, any Bank shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on such Bank's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) could have achieved but for such adoption, implementation, change, or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within ten (10) Business Days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction. A certificate of such Bank claiming compensation under this Section 7.6 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods. With respect to each demand by a Bank under this Section 7.6, no Bank shall have the right to demand compensation for amounts attributable to any reduction in such Bank's rate of return occurring at any time before the date which is six (6) months prior to the date the Bank gives such demand for compensation to the Borrower.

                                   ARTICLE 8.

                              CONDITIONS PRECEDENT

Section 8.1. Agreement. The effectiveness of this Agreement is subject to the condition precedent that the Agent shall have received on or before the Closing Date all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Agent:

(a) Resolutions. Resolutions of the Board of Directors of the Parent certified by its Secretary or an Assistant Secretary, which authorize:

(i) its execution, delivery, and performance of the Loan Documents to which it is, or is to be, a party; (ii) its execution, delivery, and performance, as the sole managing member of Tufco LLC, of the Loan Documents to which Tufco LLC is, or is to be, a party; and (iii) Tufco LLC's execution, delivery, and performance, on behalf of and as the managing general partner of the Borrower, of the Loan Documents to which the Borrower is, or is to be, a party.

(b) Incumbency Certificate. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Parent, certifying the name of each of such party's officers (i) who are authorized to sign the Loan Documents to which the Parent, Tufco LLC or the Borrower is, or is to be, a party on behalf of such party (including the certificates contemplated herein) together with specimen signatures of each such officers and (ii) who will, until replaced by other officers duly authorized for that purpose, act as its representative for the purposes of signing documentation and giving notices and other communications in connection with the Loan Documents.

(c) Formation Documents. The articles of incorporation of the Parent, certificate of formation of Tufco LLC and the certificate of limited partnership of the Borrower certified by the Secretary of State of Delaware and dated a current date.

(d) Bylaws; Limited Liability Company Agreement, Partnership Agreement. The limited liability company agreement of Tufco LLC certified by the Secretary or an Assistant Secretary of the Parent, as sole managing member of Tufco LLC. The bylaws of the Parent certified by the Secretary or the Assistant Secretary of the Parent. All partnership agreements of the Borrower certified by the Secretary or the Assistant Secretary of the Parent, as the sole managing member of Tufco LLC, the managing general partner of the Borrower.

(e) Governmental Certificates; USA Patriot Act Information. Certificates of the appropriate government officials of the state of incorporation or organization of the Borrower and each Guarantor as to its existence and good standing in such jurisdiction and copies of applications to do business as a foreign entity filed with the appropriate government officials of each jurisdiction in which the Borrower and each Guarantor is required to qualify to do business and where failure to so qualify could reasonably be expected to have a Material Adverse Effect, all dated a current date. Information required by Section 326 of the USA Patriot Act or necessary for the Agent or any Bank to verify the identity of Borrower as required by Section 326 of the USA Patriot Act.

(f) Revolving Notes. If required by a Bank, the Revolving Notes executed by the Borrower.

(g) Master Guarantee. The Master Guaranty executed by each of the Guarantors.

(h) Lien Searches. Lien searches reasonably required by Bank to ensure Borrower is in compliance with this Agreement on the Closing Date.

(i) Opinion of Counsel. Favorable opinion of legal counsel to the Parent and the Subsidiaries, as to such matters as the Agent may request.

(j) Industrial Revenue Bond. Proof satisfactory to Agent the Borrower's existing Industrial

Revenue Bond obligations have been paid in full.

(k) Fees and Expenses. Evidence that all fees and other amounts due and payable on the Closing Date to the Agent or any Bank, including the costs and expenses (including attorneys' fees) referred to in Section 15.1, to the extent incurred, shall have been paid in full by the Borrower.

Section 8.2. All Extensions of Credit. The obligation of each Bank to make any Revolving Loan, except for any Bank One Individual Revolving Loan, or the obligation of the Agent to issue any Letter of Credit is subject to the following additional conditions precedent:

(a) No Default. No Default shall have occurred and be continuing, or would result from such Revolving Loan or Letter of Credit;

(b) Representations and Warranties. All of the representations and warranties contained in Article 9 hereof and in the other Loan Documents shall be true and correct on and as of the date of such extensions of credit with the same force and effect as if such representations and warranties had been made on and as of such date except to the extent that such representations and warranties relate specifically to another date; and

Each notice of borrowing by the Borrower hereunder except for any Bank One Individual Revolving Loan, and each request for the issuance of a Letter of Credit, shall constitute a representation and warranty by the Borrower that the conditions precedent set forth in Section 8.2(a) and Section 8.2(b) have been satisfied (both as of the date of such notice and, unless the Borrower otherwise notifies the Agent prior to the date of such borrowing, as of the date of such borrowing or issuance of a Letter of Credit).

                                   ARTICLE 9.

                         REPRESENTATIONS AND WARRANTIES

To induce the Agent and the Banks to enter into this Agreement, the Parent and the Borrower each represents and warrants to the Agent and the Banks that:

Section 9.1. Corporate Existence. The Borrower and each Obligated Party (a) is a corporation or other entity (as reflected on Schedule 9.14) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority to own its assets and carry on its business as now being or as proposed to be conducted, and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The Borrower and each Obligated Party has the corporate power and authority to execute, deliver, and perform their respective obligations under the Loan Documents to which it is or may become a party.

Section 9.2. Financial Statements. The Parent has delivered to the Agent audited consolidated financial statements of the Parent and the Subsidiaries as of and for the Fiscal Year ended September 30, 2003 and an unaudited consolidated financial statement of the Parent and the Subsidiaries for the Fiscal Quarter ending March 31, 2004. Such financial statements, have been prepared in accordance with GAAP and present fairly, in all material respects, on a consolidated basis, the financial condition of the Parent and the Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of the Obligated Parties has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, or properties of the Parent and the Subsidiaries taken as a whole since the effective date of the most recent financial statements referred to in this Section 9.2.

Section 9.3. Corporate Action; No Breach. The execution, delivery, and performance by the Borrower and each Obligated Party of the Loan Documents to which each is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite action on the part of the Borrower and each Obligated Party and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation, bylaws or other governing documents of the Borrower or any of the Obligated Parties, (ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator or (iii) any material agreement or instrument to which the Borrower or any Obligated Party is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided herein) upon any of the revenues or assets of the Borrower or any Obligated Party.

Section 9.4. Operation of Business. The Borrower and each of the Obligated Parties possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted except those that the failure to so possess could not reasonably be expected to have a Material Adverse Effect, and the Borrower and each of the Obligated Parties are not in violation of any valid rights of others with respect to any of the foregoing except violations that could not reasonably be expected to have a Material Adverse Effect.

Section 9.5. Litigation and Judgments. As of the Closing Date, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Obligated Party, that would, if adversely determined, have a Material Adverse Effect. As of the Closing Date, there are no outstanding final judgments against the Borrower or any Obligated Party for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) for which a stay of execution has not been procured and is continuing in effect.

Section 9.6. Rights in Properties; Liens. The Borrower and each Obligated Party have good title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 9.2, and none of the properties, assets, or leasehold interests of the Borrower or any Obligated Party is subject to any Lien, except as permitted by Section 11.2.

Section 9.7. Enforceability. The Loan Documents to which the Borrower or any Obligated Party is a party, when delivered, shall constitute the legal, valid, and binding obligations of the Borrower or the Obligated Party, as applicable, enforceable against the Borrower or the applicable Obligated Party in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights and general principles of equity.

Section 9.8. Approvals. All authorizations, approvals, and consents of, and all filings or registrations with, any Governmental Authority or third party necessary for the execution, delivery, or performance by the Borrower or any Obligated Party of the Loan Documents, to which each is or may become a party or for the validity or enforceability thereof have been obtained or made.

Section 9.9. Debt. The Borrower and the Obligated Parties have no Debt, except as permitted by Section 11.1.

Section 9.10. Taxes. The Borrower and each Obligated Party have filed all material tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable other than those being contested in good faith by appropriate proceedings diligently pursued for which adequate reserves have been established. The Borrower knows of no pending investigation of the Borrower or any Obligated Party by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Obligated Party.

Section 9.11. Margin Securities. Neither the Borrower nor any Obligated Party is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations T, U, or X of the Board of Governors of the Federal Reserve System), and no part of the proceeds of any Revolving Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

Section 9.12. ERISA. The Borrower and each Obligated Party are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. Neither the Borrower nor any ERISA Affiliate currently or in the last six years has participated in or contributed to a Multiemployer Plan or a defined benefit plan within the meaning of Section 3(35) of ERISA. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans. The present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA, by an amount that will exceed Five Hundred Thousand Dollars ($500,000).

Section 9.13. Disclosure. All factual information furnished by or on behalf of the Borrower in writing to the Agent or any Bank (including, without limitation, all information contained in the Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information hereafter furnished by or on behalf of the

Borrower to the Agent or any Bank, will be true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information not misleading in any material respect at such time in light of the circumstances under which such information was provided.

Section 9.14. Subsidiaries. As of the Closing Date, the Parent has no Subsidiaries other than those listed on Schedule 9.14 hereto. Schedule 9.14 sets forth the organizational type of each Subsidiary listed thereon, the jurisdiction of incorporation or organization of each such Subsidiary, the percentage of the Parent's or a Subsidiary's ownership of the outstanding voting stock (or other ownership interests) of each such Subsidiary and, the authorized, issued, and outstanding capital stock (or other equity interests) of each such Subsidiary. All of the outstanding capital stock (or other equity interests) of each Subsidiary listed on Schedule 9.14 has been validly issued, is fully paid, and is nonassessable.

Section 9.15. Agreements. Neither the Borrower nor any Obligated Party is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction that could reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any Obligated Party is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument to which it is a party other than defaults which will not have a Material Adverse Effect.

Section 9.16. Compliance with Laws. Neither the Borrower nor any Obligated Party is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.

Section 9.17. Investment Company Act. Neither the Borrower nor any Obligated Party is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

Section 9.18. Public Utility Holding Company Act. Neither the Borrower nor any Obligated Party is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

Section 9.19. Environmental Matters. Except as set forth on Schedule 9.19 or to the extent any of the following would not have a Material Adverse Effect:

(a) The Borrower, each Obligated Party, and all of their respective properties, assets, and operations are in material compliance with all applicable Environmental Laws. The Borrower is not aware of, nor has the Borrower received written notice of, any past, present, or future conditions, events, activities, practices, or incidents which are reasonably likely to interfere with or prevent the material compliance or continued material compliance of the Borrower and the Obligated Parties with all Environmental Laws;

(b) The Borrower and each Obligated Party have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and all such permits are in good standing and the Borrower and the Obligated Parties are in material compliance with all of the terms and conditions of such permits;

(c) No Hazardous Materials have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Obligated Party by the Borrower or any Obligated Party, and to the knowledge of the Borrower, no Hazardous Materials are present at such properties, except in material compliance with Environmental Laws. The use which the Borrower and the Obligated Parties make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except in compliance with Environmental Laws;

(d) Neither the Borrower nor any of the Obligated Parties nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental Authority or other Person or subject to any judicial or administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;

(e) Neither the Borrower nor any of the Obligated Parties owns or operates a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and the Obligated Parties are in material compliance with all applicable financial responsibility requirements of all Environmental Laws;

(f) Neither the Borrower nor any of the Obligated Parties has filed or failed to file any notice required under applicable Environmental Law reporting a Release; and

(g) No Lien arising under any Environmental Law is attached to any property or revenues of the Borrower or the Obligated Parties.

Section 9.20. Solvency. The Borrower and each Obligated Party, both individually and on a consolidated basis: (a) owns and will own assets the fair saleable value of which are (i) greater than the total amount of its liabilities (including contingent liabilities) and (ii) greater than the amount that will be required to pay probable liabilities of then existing debts as they become absolute and matured considering all financing alternatives and potential asset sales reasonably available to it; (b) has capital that is not unreasonably small in relation to its business as presently conducted; and (c) does not intend to incur and does not believe that it will incur debts beyond its ability to pay such debts as they become due.

Section 9.21. Benefit Received. The Borrower and the Obligated Parties will receive reasonably equivalent value in exchange for the obligations incurred under the Loan Documents to which each is a party.

                                   ARTICLE 10.

                               POSITIVE COVENANTS

The Parent and the Borrower covenant and agree that, as long as the Obligations or any part thereof are outstanding or any Bank has any Revolving Commitment hereunder, they will perform and observe the following positive covenants:

Section 10.1. Reporting Requirements. The Borrower will furnish to the Agent:

(a) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, beginning with the Fiscal Year ending on September 30, 2004, a copy of the following financial statements of the Parent and the Subsidiaries on an audited, consolidated basis, and, if requested by the Agent, on an unaudited, consolidating basis: balance sheets and statements of income, retained earnings, and cash flow as at the end of such Fiscal Year and for the Fiscal Year then ended, in each case setting forth in comparative form the figures for the preceding Fiscal Year, all in reasonable detail. Each of the audited financial statements shall be certified on an unqualified basis by independent certified public accountants of recognized standing acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP;

(b) Quarterly Financial Statements. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) Fiscal Quarters of each Fiscal Year, a copy of an unaudited financial report of the Parent and the Subsidiaries as of the end of such period and for the Fiscal Quarter then ended containing, on a consolidated basis and, if requested by the Agent, on a consolidating basis, a balance sheet and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding Fiscal Quarter of the preceding Fiscal Year, all in reasonable detail certified by a Responsible Party of the Parent to have been prepared in accordance with GAAP and to fairly present (subject to year-end audit adjustments) the financial condition and results of operations of the Parent and the Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

(c) Compliance Certificate. With respect to the Fiscal Quarter ending on June 30, 2004 and each Fiscal Quarter thereafter, within forty-five (45) days after the end of each Fiscal Quarter, or with respect to the last Fiscal Quarter of each Fiscal Year, within ninety (90) days of the end of such Fiscal Quarter, a Compliance Certificate;

(d) Annual Projections. As soon as available and in any event within forty-five
(45) days after the beginning of each Fiscal Year, the Parent will deliver its consolidated forecasted profit and loss statement for the current Fiscal Year set forth on a Fiscal Quarter by Fiscal Quarter basis consistent with the Parent's historical financial statements, together with appropriate supporting details, a statement of underlying assumption and a proforma projection of the Parent's compliance with the financial covenants in this Agreement for the same period;

(e) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Parent or any of the Subsidiaries by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, or properties of the Parent or any of the Subsidiaries;

(f) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Obligated Party which, if determined adversely to the Borrower or such Obligated Party, could reasonably be expected to have a Material Adverse Effect;

(g) Notice of Default. As soon as possible and in any event within five (5) Business Days after a Responsible Party of the Borrower or a Responsible Party of any Obligated Party has knowledge of the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

(h) ERISA Reports. If requested by the Agent, promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Obligated Party files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five (5) Business Days after the Borrower or any Obligated Party knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Obligated Party has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of a Responsible Party of the Borrower setting forth the details as to such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto. The Borrower will provide to the Agent at least thirty (30) days prior written notice before the Borrower or any ERISA Affiliate incurs any liability with respect to a Multiemployer Plan or becomes the sponsor of or obligated with respect to any defined benefit plan with the meaning of
Section 3(35) of ERISA;

(i) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Agent and the Banks pursuant to any other clause of this
Section 10.1;

(j) Notice of Material Adverse Effect. As soon as possible and in any event within five (5) Business Days after a Responsible Party of the Borrower or a Responsible Party of any Obligated Party has knowledge of the occurrence thereof, written notice of any matter that could reasonably be expected to have a Material Adverse Effect;

(k) Proxy Statements, Etc. As soon as available, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Obligated Party to its stockholders generally and one copy of each regular, periodic, or special report, registration statement, or prospectus filed by the Borrower or any Obligated Party with any securities exchange or the Securities and Exchange Commission or any successor agency;

(l) General Information. Promptly, such other information concerning the Borrower or any Obligated Party as the Agent or any Bank may from time to time reasonably request.

Section 10.2. Maintenance of Existence; Conduct of Business. The Parent will, and will cause each of the Subsidiaries to, preserve and maintain (i) its existence (except as permitted by Section 11.3) and (ii) all of its privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the ordinary conduct of its business. The Parent will, and will cause each of the Subsidiaries to, conduct its business in an orderly and efficient manner in accordance with good business practices.

Section 10.3. Maintenance of Properties. The Parent will, and will cause each of the Subsidiaries to, maintain, keep, and preserve all of its material properties necessary in the conduct of its business in good working order and condition (exclusive of ordinary wear, tear and casualty).

Section 10.4. Taxes and Claims. The Parent will, and will cause each of the Subsidiaries to, pay or discharge at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all valid and lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither the Parent nor any of the Subsidiaries shall be required to pay or discharge: (i) any tax, levy, assessment, or governmental charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established or (ii) any taxes, levies, assessments, or governmental charges which, in any individual case or in the aggregate, would exceed Five Thousand Dollars ($5,000).

Section 10.5. Insurance. The Parent will, and will cause each of the Subsidiaries to, maintain insurance with financially sound and reputable insurance companies in such amounts and covering such risks as are usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which each operates, provided that in any event the Parent and the Borrower will maintain and cause each of the Subsidiaries to maintain worker's compensation insurance (or alternate comparable coverage as required by law), property insurance, comprehensive general liability insurance and professional liability insurance reasonably satisfactory to the Agent. Each general liability insurance policy shall name the Agent as additional insured and shall provide that such policy will not be canceled or materially changed without fifteen (15) days prior written notice to the Agent.

Section 10.6. Inspection Rights. Upon prior notice and from time to time during normal business hours, the Parent will, and will cause each of the Subsidiaries to, permit representatives of the Agent to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. When a Default exists, the prior notice described in the first sentence of this Section 10.6 shall not be required. The representatives of any Bank may accompany the Agent during any examination, visit, inspection or discussions under this Section 10.6.

Section 10.7. Keeping Books and Records. The Parent will, and will cause each of the Subsidiaries to, maintain proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

Section 10.8. Compliance with Laws. The Parent will, and will cause each of the Subsidiaries to, comply in all material respects with all applicable laws (including, without limitation, all Environmental Laws and ERISA), rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

Section 10.9. Compliance with Agreements. The Parent will, and will cause each of the Subsidiaries to, comply in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

Section 10.10. Further Assurances, Subsidiary Guarantees and Environmental Matters.

(a) Further Assurance. The Parent will, and will cause each of the Subsidiaries to, execute and deliver such further documentation and take such further action as may be requested by the Agent to carry out the provisions and purposes of the Loan Documents.

(b) Subsidiary Guarantees. Upon the creation or acquisition of any Subsidiary, the Parent shall cause such Subsidiary to execute and deliver a Joinder Agreement and such other documentation as the Agent may request to cause such Subsidiary to evidence or otherwise implement the guaranty for repayment of the Obligations contemplated by the Master Guaranty.

(c) Environmental Reports. If the Agent at any time has reasonable basis to believe that there may be a material violation of any Environmental Laws by, or any material liability arising thereunder of, the Borrower, the Parent or any Subsidiary, then the Borrower agrees, upon the written request of the Agent to provide the Agent with such environmental reports and assessments, certificates, engineering studies or other written material or data as the Agent may reasonably require relating thereto. If the Agent at any time has reasonable basis to believe that there may be a violation of any Environmental Laws by, or any liability arising thereunder of, the Borrower, the Parent or any Subsidiary which violation or liability is reasonably likely to have a Material Adverse Effect, then the Borrower agrees, upon the written request of the Agent to provide the Agent with such environmental reports and assessments, certificates, engineering studies or other written material or data as the Agent may require relating thereto. In the event that the Agent reasonably determines from the environmental reports or information delivered pursuant to this clause (c) of this Section 10.10 or pursuant to any other information, that Remedial Action is necessary with respect to the Borrower, the Parent or any Subsidiary or its property, the Borrower shall take such Remedial Action or other action as the Agent may reasonably require to cure, or protect against, any material violation or potential violation of any Environmental Laws or any material actual or potential Environmental Liability.

Section 10.11. ERISA. The Parent will, and will cause each of the Subsidiaries to, comply with all minimum funding requirements and all other requirements of ERISA, if applicable, so as not to give rise to any liability which will have a Material Adverse Effect.

                                   ARTICLE 11.

                               NEGATIVE COVENANTS

The Parent covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Revolving Commitment hereunder, it will perform and observe the following negative covenants:

Section 11.1. Debt. The Parent will not, and will not permit any Subsidiary to, incur, create, assume, or permit to exist any Debt, except:

(a) Debt to the Agent, Bank One, NA and the Banks pursuant to the Loan Documents and existing Debt described on Schedule 11.1;

(b) Intercompany Debt owed by any Subsidiary to the Parent or any other Subsidiary; provided that (i) the obligations of each obligor of such Debt must be subordinated in right of payment to any liability such obligor may have for the Obligations from and after such time as any portion of the Obligations shall become due and payable (whether at stated maturity, by acceleration or otherwise) and (ii) such Debt must be incurred in the ordinary course of business and on terms customary for intercompany borrowings or must be made on such other terms and provisions as the Agent may reasonably require;

(c) Debt not to exceed Five Hundred Thousand Dollars ($500,000) in the aggregate at any time outstanding secured by purchase money Liens permitted by Section 11.2;

(d) Obligations to reimburse worker's compensation insurance companies for claims paid by such companies on the Parent's or one of the Subsidiaries' behalf in accordance with the policies issued to the Parent and the Subsidiaries;

(e) Guaranties incurred in the ordinary course of business with respect to surety and appeal bonds, performance and return-of-money bonds, and other similar obligations not exceeding at any time outstanding Five Hundred Thousand Dollars ($500,000) in aggregate liability;

(f) Debt arising in connection with any interest rate swap, cap, collar or similar agreements entered into to enable Borrower to fix or limit its actual interest expense; and

(g) Debts, other than the Debts specifically described in clauses (a) through
(f) of this Section 11.1, which in the aggregate do not exceed Five Hundred Thousand Dollars ($500,000) at any time outstanding.

Section 11.2. Limitation on Liens. The Parent will not, and will not permit any of the Subsidiaries to, incur, create, assume, or permit to exist any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except the following:

(a) Existing Liens disclosed on Schedule 11.2 hereto and any replacement, renewal or extension thereof that do not increase the outstanding principal amount thereof or extend to any additional assets;

(b) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Parent or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

(c) Liens (other than Liens relating to Environmental Liabilities or ERISA) for taxes, assessments, or other governmental charges that are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

(d) Liens of mechanics, materialmen, warehousemen, carriers, landlords, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business or which are being contested in good faith and for which adequate reserves have been established;

(e) Liens resulting from good faith deposits to secure payments of worker's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, and contracts (other than for payment of Debt);

(f) Liens for purchase money obligations and Capital Lease Obligations; provided that: (i) the Debt secured by any such Lien is permitted under Section 11.1; and
(ii) any such Lien encumbers only the asset so purchased;

(g) Liens related to any attachment or judgment not constituting an Event of Default; and

(h) Liens arising from filing UCC financing statements regarding leases not prohibited by this Agreement.

Except as provided herein, neither the Parent nor the Borrower will, and each will not permit any of the Subsidiaries directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such companies to:
(1) pay dividends or make any other distribution on any of such company's capital stock (or other equity interests) owned by the Parent or any of the Subsidiaries; (2) subject to subordination provisions, pay any Debt owed to the Parent or any of the Subsidiaries; (3) make loans or advances to the Parent or any of the Subsidiaries; or (4) transfer any of its property or assets to the Parent or any of the Subsidiaries.

Section 11.3. Mergers, Etc. The Parent will not, and will not permit any of the Subsidiaries to, become a party to a merger or consolidation; or purchase or otherwise acquire all or a substantial part of the business or assets of any Person or any shares or other evidence of beneficial ownership of any Person in an aggregate amount exceeding Two Million Dollars ($2,000,000) during the entire term of this Agreement reduced by amounts paid by the Parent for dividends and repurchase or redemption of its capital stock pursuant to Section 11.4 of this Agreement; or wind-up, dissolve, or liquidate itself; provided that, (a) the Parent and the Subsidiaries may acquire assets or shares or other evidence of beneficial ownership of a Person in accordance with the restrictions set forth in Section 11.5; (b) if no Default exists or would result, any Subsidiary (other than the Borrower) may merge into or consolidate with the Borrower, the Parent or any other Subsidiary if, with respect to a merger into a Subsidiary, the surviving Person is or becomes a wholly owned Subsidiary directly owned by the Parent, assumes the obligations of the applicable Subsidiary under the Loan Documents and is solvent as contemplated under Section 9.20 hereunder after giving effect to such merger or consolidation, and (c) the Parent or any wholly owned Subsidiary directly owned by the Parent (the "Acquiring Company") may acquire all or substantially all of the assets of any other Subsidiary (a "Transferring Subsidiary"), other than the Borrower, if the Acquiring Company assumes all the Transferring Subsidiary's liabilities (including without limitation, all liabilities of the Transferring Subsidiary under the Loan Documents to which it is a party) and, following such assignment and assumption, such Transferring Subsidiary may wind up, dissolve and liquidate.

Section 11.4. Restrictions on Dividends and other Distributions. The Parent will not, and will not permit any Subsidiary to, directly or indirectly declare, order, pay, make or set apart any sum for (a) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock (or other equity interest) of the Parent or any Subsidiary now or hereafter outstanding; (b) any redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock (or other equity interest) of the Parent or any Subsidiary now or hereafter outstanding; or (c) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options, or other rights to acquire shares of any class of stock (or other equity interest) of the Parent or any Subsidiary now or hereafter outstanding; except that if no Default exists or would result therefrom: (i) Subsidiaries may make, declare and pay dividends and make other distributions with respect to their capital stock (or other equity interest) for the sole purpose of enabling the Parent to pay the actual cash taxes of the Parent attributable to the earnings of the Subsidiaries and (ii) Parent may declare and pay dividends and repurchase or redeem its capital stock in an aggregate amount not to exceed $2,000,000 during the entire term of this Agreement. For the avoidance of doubt, this Section shall not be deemed to prohibit the Borrower from making payments at any time to pay the Parent's expenses incurred in the ordinary course of the Parent's and the Borrower's businesses and such payments may be made to the Parent or on behalf of the Parent.

Section 11.5. Investments. The Parent will not, and will not permit any of the Subsidiaries to, make or permit to remain outstanding any advance, loan, other extension of credit, or capital contribution to or investment in any Person, or purchase or own any stock, bonds, notes, debentures, or other securities of any Person, or be or become a joint venturer with or partner of any Person, except:

(a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

(b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of Two Hundred Fifty Million Dollars ($250,000,000);

(c) commercial paper or bonds of a domestic issuer if at the time of purchase such paper or bonds are rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service, Inc.;

(d) current trade and customer accounts receivable for services rendered in the ordinary course of business;

(e) shares of any mutual fund registered under the Investment Company Act of 1940, as amended, which invests solely in investment of the type described in clauses (a) through (c) of this Section 11.5;

(f) advances to employees for business expenses incurred in the ordinary course of business;

(g) existing investments described on Schedule 11.5 hereto and investments in Subsidiaries;

(h) loans, advances and other extensions of credit to Subsidiaries made in accordance with the restrictions set forth in Section 11.1(b); provided that, at the time any such loan, advance or other extension of credit is made, no Default exists or would result therefrom;

(i) Guarantees permitted by Section 11.1;

(j) in addition to advances made pursuant to clause (f) above, loans to employees provided that the aggregate outstanding amount of all loans to employees does not exceed Two Hundred

Seventy Five Thousand Dollars ($275,000) at any time outstanding;

(k) shares of Parent's stock redeemed or repurchased as permitted in Section 11.4; and

(l) investments in securities in connection with an acquisition permitted in
Section 11.3.

For the avoidance of doubt, this Section shall not be deemed to prohibit the Borrower from making payments at any time to pay the Parent's expenses incurred in the ordinary course of the Parent's and the Borrower's businesses and such payments may be made to the Parent or on behalf of the Parent.

Section 11.6. Limitation on Issuance of Capital Stock. The Parent will not permit any Subsidiary to, at any time issue, sell, assign, or otherwise dispose of (a) any of its capital stock (or other equity interests), (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of its capital stock (or other equity interests), or (c) any option, warrant, or other right to acquire any of its capital stock (or other equity interests); provided, however, that the Parent or any Subsidiary may issue securities in connection with (i) any existing employee or director stock options or existing employee or director stock option plans or (ii) any business acquisition that is consented to by the Required Banks.

Section 11.7. Transactions With Affiliates. The Parent will not, and will not permit any Subsidiary to, enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Parent or such Subsidiary, except: (a) in the ordinary course of and pursuant to the reasonable requirements of the Parent's or such Subsidiaries' business and upon fair and reasonable terms no less favorable to the Parent or such Subsidiary than would be obtained in a comparable arms-length transaction with a Person not an Affiliate of the Parent or such Subsidiary; (b) management fees and indemnification payments paid under the terms of that certain Amended and Restated Consulting Agreement dated as of January 28, 1994, among Tufco Technologies, Inc., Tufco Industries, Inc., Executive Converting Corporation, Bradford Investment Partners, L.P. and Bradford Ventures Ltd., as the same may be amended by the Parent's board of directors; (c) fees and expenses paid to members of the Parent's Board of Directors for their services as directors of the Parent in the ordinary course of business; and (d) typical indemnification agreements (including those contained in the bylaws) granted in favor of officers, directors and shareholders protecting them from claims made in their capacities as such. For the avoidance of doubt, this Section shall not be deemed to prohibit the Borrower from making payments at any time to pay the Parent's expenses incurred in the ordinary course of the Parent's and the Borrower's businesses and such payments may be made to the Parent or on behalf of the Parent.

Section 11.8. Disposition of Assets. The Parent will not, and will not permit any of the Subsidiaries to, sell, lease, assign, transfer, or otherwise dispose of any of its assets, except (a) dispositions of inventory in the ordinary course of business; (b) dispositions of unnecessary, obsolete or worn out equipment, or other equipment that is replaced by equipment of equal or greater value; (c) the sale, discount or transfer of delinquent notes or accounts receivable in the ordinary course of business for purposes of collection in accordance with past practices; and (d) if no Default exists or would result therefrom, other dispositions of assets if the aggregate book value of the assets disposed of does not exceed One Hundred Thousand Dollars ($100,000) in the aggregate during any twelve (12) month period.

Section 11.9. Lines of Business. The Parent will not, and will not permit any of the Subsidiaries to, engage in any line or lines of business activity other than the businesses in which they are engaged on the Closing Date and any businesses which are similar or related to those currently engaged in by such company.

Section 11.10. Sale and Leaseback. The Parent will not, and will not permit any of the Subsidiaries to, enter into any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person.

Section 11.11. Prepayment of Debt. The Parent will not, and will not permit any of the Subsidiaries to, prepay or optionally redeem any Debt other than the Obligations.

                                   ARTICLE 12.

                               FINANCIAL COVENANTS

The Parent covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Revolving Commitment hereunder, the Parent will perform and observe the following financial covenants:

Section 12.1. Minimum Consolidated Tangible Net Worth. As of the end of each Fiscal Quarter, the Parent shall not permit the Consolidated Tangible Net Worth to be less than $25,000,000.00.

Section 12.2. Consolidated After Tax Net Income. The Parent shall maintain a Consolidated After Tax Net Income of not less than zero determined as of the end of each Fiscal Quarter for the most recently ended four Fiscal Quarters.

"Consolidated After Tax Net Income" means, for any period, the Parent's and its Subsidiaries consolidated after tax net income (or loss) determined in conformity with GAAP (with inventory being valued at the lower of (i) its fair market value or (ii) its historical cost measured on a first-in, first-out basis), but excluding to the extent included and without duplication:

(a) any extraordinary, nonrecurring or non-operating gain or revenue;

(b) any extraordinary, nonrecurring or non-operating loss or expense which is non-cash;

(c) any gains or losses realized upon the sale or other disposition of any capital stock or debt security of the Parent or any Subsidiary;

(d) any gains or losses from the disposal of a discontinued business;

(e) any net gains or losses arising from the extinguishment of any debt of the Parent or any Subsidiary;

(f) any restoration to income of any contingency reserve relating to any long term assets or long term liability, except to the extent that provision for such reserve was made out of income accrued during such period;

(g) the cumulative effect of any change in an accounting principle on income of prior periods;

(h) any deferred credit representing the excess of equity in any acquired company or assets at the date of acquisition over the cost of the investment in such company or asset;

(i) the income from any sale of assets in which the book value of such assets prior to their sale had been the book value inherited by the Parent or Subsidiary from a transfer of such assets;

(j) the income (or loss) of any Person (other than a Subsidiary) in which the Parent or a Subsidiary has an ownership interest; provided, however, that (i) Consolidated After Tax Net Income shall include amounts in respect of the income of such Person when actually received in cash by the Parent or Subsidiary in the form of dividends or similar distributions and (ii) Consolidated After Tax Net Income shall be reduced by the aggregate amount of all investments, regardless of the form thereof, made by the Parent or Subsidiary in such Person for the purpose of funding any deficit or loss of such Person;

(k) any reduction in or addition to income tax expense resulting from an increase or decrease in a deferred income tax asset due to the anticipation of future income tax benefits;

(l) any reduction in or addition to income tax expense due to the change in a statutory tax rate resulting in an increase or decrease in a deferred income tax asset or in a deferred income tax liability;

(m) any gains or losses attributable to returned surplus assets of any pension-benefit plan or any pension credit attributable to the excess of (i) the return on pension-plan assets over (ii) the pension obligation's service cost and interest cost;

(n) the income or loss of any Person acquired by the Parent or a Subsidiary for any period prior to the date of such acquisition; and

(o) the income from any sale of assets in which the accounting basis of such assets had been the book value of any Person acquired by the Parent or a Subsidiary prior to the date such Person became a subsidiary or was merged into or consolidated with the Parent or such Subsidiary.

                                   ARTICLE 13.

                                     DEFAULT

Section 13.1. Events of Default. Each of the following shall be deemed an "Event of Default":

(a) The Borrower shall fail to pay when due any principal, interest, fees or other Obligations payable under any Loan Document or any part thereof.

(b) Any representation, warranty, or certification made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with any Loan

Document shall be false, misleading, or erroneous in any material respect when made or deemed to have been made; provided that if (a) at the time such representation, warranty or certification was made, each of the Borrower and each Obligated Party reasonably believed its accuracy and (b) the circumstances which resulted in the inaccurate or misleading representation, warranty or certification are capable of being remedied, then an Event of Default shall not occur herein on account thereof until twenty (20) days after the earlier of (i) the date the Borrower or any Obligated Party became aware of the inaccurate or misleading representation, warranty or certification or (ii) the date the Agent or any Bank provides the Borrower with notice thereof.

(c) The Borrower or any Obligated Party shall fail to perform, observe or comply with any covenant, agreement, or term contained in Section 10.1(g), Section 10.2(i), Section 10.6, Article 11 or Article 12 of this Agreement.

(d) The Borrower or any Obligated Party shall fail to perform, observe, or comply with any covenant, agreement, or term contained in any Loan Document (other than covenants to pay the Obligations and the covenants described in Section 13.1(c)) and such failure shall continue for a period of twenty (20) days after the earlier of (i) the date the Agent or any Bank provides the Borrower with notice thereof or (ii) the date the Borrower has knowledge of such failure and should have, with the exercise of reasonable diligence, notified the Agent thereof in accordance with Section 10.1(g).

(e) The Borrower or any Obligated Party shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner, liquidator, or the like of itself or of all or a substantial part of its property, (ii) make a general assignment for the benefit of its creditors,
(iii) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect, the "Bankruptcy Code"), (iv) institute any proceeding or file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, liquidation, dissolution, winding-up, or composition or readjustment of debts, (v) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, (vi) admit in writing its inability to, or be generally unable to pay its debts as such debts become due, or (vii) take any corporate action for the purpose of effecting any of the foregoing.

(f) A proceeding or case shall be commenced, without the application, approval, or consent of the Borrower or any Obligated Party, in any court of competent jurisdiction, seeking (i) its reorganization, liquidation, dissolution, arrangement, or winding-up, or the composition or readjustment of its debts,
(ii) the appointment of a receiver, custodian, trustee, examiner, liquidator, or the like of the Borrower or any such Obligated Party or of all or any substantial part of its property, or (iii) similar relief in respect of the Borrower or any such Obligated Party under any law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, and such proceeding or case shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of thirty (30) or more days, or an order for relief against the Borrower or any Obligated Party shall be entered in an involuntary case under the Bankruptcy Code.

(g) The Borrower or any Obligated Party shall fail to discharge within a period of thirty (30) days after the commencement thereof any attachment, sequestration, forfeiture, or similar proceeding or proceedings involving an aggregate amount in excess of Five Hundred Thousand Dollars ($500,000) against any of its assets or properties.

(h) A final judgment or judgments for the payment of money in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate shall be rendered by a court or courts against the Borrower or any Subsidiaries and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within thirty (30) days from the date of entry thereof, and the Borrower or the relevant Obligated Party shall not, within said period of thirty (30) days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.

(i) The Borrower or any Obligated Party shall fail to pay when due any principal of or interest on any Debt if the aggregate principal amount of the affected Debt equals or exceeds Two Hundred Fifty Thousand Dollars ($250,000) (other than the Obligations), or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof or any event shall have occurred with respect to any Debt in the aggregate principal amount equal to or in excess of Two Hundred Fifty Thousand Dollars ($250,000) that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

(j) This Agreement shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower or any Obligated Party or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents.

(k) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan or Multiemployer Plan; (ii) any Reportable Event with respect to any Plan;
(iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under
Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could reasonably be expected to subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed Five Hundred Thousand Dollars ($500,000).

Section 13.2. Remedies. If any Event of Default shall occur and be continuing, the Agent shall, if directed by Required Banks, do any one or more of the following:

(a) Acceleration. By notice to the Borrower, declare all outstanding principal of and accrued and unpaid interest on the Revolving Notes and all other amounts payable by the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and payable, without further notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

(b) Termination of Commitments. Terminate the Revolving Commitments without notice to the Borrower (however substantially contemporaneously with the termination of the Revolving Commitments, the Agent agrees to promptly notify the Borrower that the Revolving Commitments have been terminated, provided, that the failure to give such notice shall not affect the validity of such termination).

(c) Judgment. Reduce any claim to judgment from a court of law.

(d) Rights. Exercise any and all rights and remedies afforded by the laws of the State of Wisconsin or any other jurisdiction, by any of the Loan Documents,) by equity, or otherwise.

Provided, however, that upon the occurrence of an Event of Default under Section 13.1(e) or Section 13.1(f), the Revolving Commitments of all of the Banks shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Revolving Notes and all other amounts payable by the Borrower under the Loan Documents shall thereupon become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

Section 13.3. Performance by the Agent. If the Borrower or any Obligated Party shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Agent may, at the direction of Required Banks, perform or attempt to perform such covenant or agreement on behalf of the Borrower or the applicable Obligated Party. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount reasonably expended by the Agent or the Banks in connection with such performance or attempted performance to the Agent at the Principal Office, together with interest thereon at the applicable Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent nor any Bank shall have any liability or responsibility for the performance of any obligation of the Borrower or any Obligated Party under any Loan Document.

Section 13.4. Setoff. If an Event of Default shall have occurred and be continuing, each Bank is hereby authorized at any time and from time to time, without notice to the Borrower or any Obligated Party (any such notice being hereby expressly waived by the Borrower and each Obligated Party), to set off and apply any and all deposits (general, time, demand, provisional, or final) at any time held and other indebtedness at any time owing by such Bank to or for the credit or the account of the Borrower or any Obligated Party against any and all of the Obligations, irrespective of whether or not the Agent or such Bank shall have made any demand under such Loan Documents and although such Obligations may be unmatured. Each Bank agrees promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which such Bank may have.

Section 13.5. Continuance of Default. For purposes of all Loan Documents, a Default shall be deemed to have continued and exist until the Agent shall have actually received evidence satisfactory to the Agent that such Default shall have been remedied.

Section 13.6. Cash Collateral. If an Event of Default shall have occurred and be continuing, the Borrower shall, if requested by the Agent or Required Banks, pledge to the Agent as security for the Obligations an amount in immediately available funds equal to the then outstanding Commercial and Standby L/C Liabilities, such funds to be held in a cash collateral account at the Agent without any right of withdrawal by the Borrower until the outstanding Letters of Credit are drawn on or cancelled or back-up letter of credit is/are provided.

                                   ARTICLE 14.

                                    THE AGENT

Section 14.1. Appointment, Powers and Immunities. Each Bank hereby appoints and authorizes Bank One, NA to act as its agent hereunder and under the other Loan Documents with such powers as are specifically delegated to the Agent by the terms of the Loan Documents, together with such other powers as are reasonably incidental thereto. Neither the Agent nor any of its Affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with any Loan Document or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Agent: (i) may treat the payee of any Note as the holder thereof until it receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) shall have no duties or responsibilities except those expressly set forth in the Loan Documents, and shall not by reason of any Loan Document be a trustee or fiduciary for any Bank; (iii) shall not be required to initiate any litigation or collection proceedings under any Loan Document except to the extent requested by Required Banks; (iv) shall not be responsible to the Banks for any recitals, statements, representations, or warranties contained in any Loan Document, or any certificate or other documentation referred to or provided for in, or received by any of them under, any Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of any Loan Document or any other documentation referred to or provided for therein or for any failure by any Person to perform any of its obligations thereunder; (v) may consult with legal counsel, independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and
(vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by any Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Required Banks, and such instructions of Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks; provided, however, that the Agent shall not be required to take any action which exposes it to personal liability or which is contrary to any Loan Document or applicable law.

Section 14.2. Rights of Agent as a Bank. With respect to its Revolving Commitment, the Revolving Loans made by it and any Revolving Notes issued to it, Bank One, NA (and any successor acting as the Agent) in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of banking, trust, or other business with the Borrower or any Obligated Party, and any other Person who may do business with or own securities of the Borrower or any Obligated Party, all as if it were not acting as the Agent and without any duty to account therefor to the Banks.

Section 14.3. Defaults. The Agent shall not be deemed to have knowledge or notice of the occurrence of a Default (other than the non-payment of principal of or interest on the Revolving Loans or of commitment fees) unless the Agent has received notice from a Bank or the Borrower specifying such Default and stating that such notice is a "Notice of Default." In the event that the Agent receives such a notice of the occurrence of a Default, the Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 14.1) take such action with respect to such Default as shall be directed by Required Banks, provided that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable and in the best interest of the Banks.

Section 14.4. Indemnification. THE BANKS HEREBY AGREE TO INDEMNIFY THE AGENT FROM AND HOLD THE AGENT HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER
SECTION 15.1 AND SECTION 15.2, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SECTION 15.1 AND SECTION 15.2), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENT PERCENTAGES, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES AND EXPENSES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE AGENT UNDER OR IN RESPECT OF THE LOAN DOCUMENTS; PROVIDED, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY THE AGENT'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE BANKS THAT THE AGENT SHALL BE INDEMNIFIED HEREUNDER FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES AND EXPENSES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE AGENT. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION 14.4, EACH BANK AGREES TO REIMBURSE THE AGENT PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENTS PERCENTAGES) OF ANY AND ALL OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS' FEES AND EXPENSES) INCURRED

BY THE AGENT IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT, OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER THE LOAN DOCUMENTS, TO THE EXTENT THAT THE AGENT IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER.

Section 14.5. Independent Credit Decisions. Each Bank agrees that it has independently and without reliance on the Agent or any other Bank, and based on such documentation and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into any Loan Document and that it will, independently and without reliance upon the Agent or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under any Loan Document. Except as otherwise specifically set forth herein, the Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Obligated Party of any Loan Document or to inspect the properties or books of the Borrower or any Obligated Party. Except for notices, reports, and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other financial information concerning the affairs, financial condition, or business of the Borrower or any Obligated Party (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

Section 14.6. Several Commitments. The Revolving Commitments and other obligations of the Banks under any Loan Document are several. The default by any Bank in making a Revolving Loan in accordance with its Revolving Commitment shall not relieve the other Banks of their obligations under any Loan Document. In the event of any default by any Bank in making any Revolving Loan, each nondefaulting bank shall be obligated to make its Revolving Loan but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. No Bank shall be responsible for any act or omission of any other Bank.

Section 14.7. Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving thirty (30) days notice thereof to the Banks and the Borrower, and the Agent may be removed at any time by Required Banks if it has breached its obligations under the Loan Documents. Upon any such resignation or removal, Required Banks will have the right to appoint a successor Agent with the Borrower's consent, which shall not be unreasonably withheld. If no successor Agent shall have been so appointed by Required Banks and shall have accepted such appointment within thirty (30) days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least One Hundred Million Dollars ($100,000,000). Upon the acceptance of its appointment as successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, contractual obligations, and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations under the Loan Documents. After any Agent's resignation or removal as Agent, the provisions of this Article 14 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE 15.

                                  MISCELLANEOUS

Section 15.1. Expenses. The Borrower hereby agrees to pay after presentation of invoices with sufficient detail:

(a) all reasonable costs and expenses of the Agent and the Arranger arising in connection with the preparation, negotiation, execution, delivery, syndication, distribution and review of the Loan Documents and all amendments or other modifications to the Loan Documents, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, the Arranger and the Banks in an amount not to exceed $15,000.00; (b) all costs and expenses of the Agent, the Arranger and the Banks in connection with any Default and the enforcement of any Loan Document, including, without limitation, the fees and expenses of legal counsel for the Agent, the Arranger and each of the Banks (including the allocated costs of in house counsel); (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of any Loan Document; and (d) all other reasonable costs and expenses incurred by the Agent and the Arranger in connection with any Loan Document, including, without limitation, all costs, expenses, and other charges incurred in connection with obtaining any lien search in respect of any assets of the Borrower or any Subsidiary, but not any audit, appraisal or environmental assessment expenses.

Section 15.2. Indemnification. THE BORROWER SHALL INDEMNIFY THE AGENT, THE ARRANGER AND EACH BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OR ANY OBLIGATED PARTY OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL, REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, OR (E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING; PROVIDED THAT THE PERSON ENTITLED TO BE INDEMNIFIED UNDER THIS SECTION 15.2 SHALL NOT BE INDEMNIFIED FROM OR HELD HARMLESS AGAINST ANY LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, OR EXPENSES ARISING OUT OF OR RESULTING FROM ITS GROSS NEGLIGENCE, WILLFUL MISCONDUCT OR BREACH OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. WITHOUT LIMITING ANY

PROVISION OF ANY LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING REASONABLE ATTORNEYS' FEES AND EXPENSES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.

Section 15.3. Limitation of Liability. None of the Agent, the Arranger, any Bank, or any Affiliate, officer, director, employee, attorney, or agent thereof shall have any liability with respect to, and the Borrower and, by the execution of the Loan Documents to which it is a party, each Obligated Party, hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, exemplary, consequential, or punitive damages suffered or incurred by the Borrower or any Obligated Party in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents.

      The Borrower agrees to pay to the Agent and the Arranger, for their respective accounts, the fees agreed to by the Borrower, the Agent and the Arranger pursuant to that certain letter agreement dated May 13, 2004, or as otherwise agreed from time to time.

Section 15.4. No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Agent, the Arranger or any Bank shall have the right to act exclusively in the interest of the Agent, the Arranger and the Banks and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower's shareholders or any other Person.

Section 15.5. No Fiduciary Relationship. The relationship between the Borrower and the Obligated Parties on the one hand and the Agent and each Bank on the other is solely that of debtor and creditor, and neither the Agent , the Arranger nor any Bank has any fiduciary or other special relationship with the Borrower or any Obligated Parties, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower and the Obligated Parties on the one hand and the Agent, the Arranger and each Bank on the other and any Bank to be other than that of debtor and creditor.

Section 15.6. Equitable Relief. The Borrower recognizes that in the event the Borrower or any Obligated Party fails to pay, perform, observe, or discharge any or all of the obligations under the Loan Documents, any remedy at law may prove to be inadequate relief to the Agent, the Arranger and the Banks. The Borrower therefore agrees that the Agent, the Arranger and the Banks, if the Agent, the Arranger or the Required Banks so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

Section 15.7. No Waiver; Cumulative Remedies. No failure on the part of the Agent, the Arranger or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in the Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

Section 15.8. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) neither the Borrower nor the Parent may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower or the Parent without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 15.8. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in this Section 15.8(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Agent and the Banks, any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in Section 15.8(b)(ii), any Bank (the "Assigning Bank") may assign to one or more Persons (each an "Assignee") all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including all or a portion of its Revolving Commitment and the Revolving Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Bank, an Affiliate of a Bank, an Approved Fund (as defined below) or, if an Event of Default under Section 13.1(a), Section 13.1(e), or
Section 13.1(f) has occurred and is continuing, any other Assignee; and

(B) the Agent, provided that no consent of the Agent shall be required for an assignment of a Revolving Commitment to an Assignee that is a Bank with a Revolving Commitment immediately prior to giving effect to such assignment.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Bank or an Affiliate of a Bank or an assignment of the entire remaining amount of the Assigning Bank's Revolving Commitment or Revolving Loans, the amount of the Revolving Commitment or Revolving Loans of the Assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent) shall not be less than Two Million Dollars ($2,000,000) unless each of the Borrower and the Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default under Section 13.1(a), Section 13.1(e), or Section 13.1(f) has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the Assigning Bank's rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Agent, for its acceptance and recording in the Register (as defined below), an Assignment and Assumption, together with the

Revolving Note subject to such assignment, and a processing and recordation fee of Three Thousand Five Hundred Dollars ($3,500) payable by the Assigning Bank or Assignee (and not the Borrower), provided, that such fee shall not be payable to the Agent if the Assigning Bank is making an assignment to one of its Affiliates;

(D) the Assignee, if it shall not be a Bank, shall deliver to the Agent an Administrative Questionnaire; and

(E) in the case of an assignment to a CLO (as defined below), the Assigning Bank shall retain the sole right to approve any amendment, modification or waiver of any provision of this Agreement, provided that the Assignment and Assumption between such Assigning Bank and such CLO may provide that such Assigning Bank will not, without the consent of such CLO, agree to any amendment, modification or waiver described in the first proviso to Section 15.11(b) that affects such CLO.

For the purposes of this Section 15.8(b), the terms "Approved Fund" and "CLO" have the following meanings:

"Approved Fund" means (a) a CLO and (b) with respect to any Bank that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

"CLO" means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Bank or an Affiliate of such Bank.

(iii) Subject to acceptance and recording thereof pursuant to Section 15.8(b)(v), from and after the effective date specified in each Assignment and Assumption the Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the Assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the Assigning Bank's rights and obligations under this Agreement, such Assigning Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Section 6.9, Article 7, Section 15.1 and Section 15.2). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this
Section 15.8 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with
Section 15.8(c).

(iv) The Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Revolving Commitment of, and principal amount of the Revolving Loans, each Bank pursuant to the terms hereof from time to time (the "Register"). The entries in the Register shall be conclusive, and the Borrower, the Agent, the Bank that issues any Letter of Credit and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Bank that issues any Letter of Credit and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an Assigning Bank and an Assignee, the Assignee's completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in Section 15.8(b)(ii)(C) and any written consent to such assignment required by Section 15.8(b)(i), the Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this
Section 15.8(b)(v).

(c) (i) Any Bank may, without the consent of the Borrower or the Agent, sell participations in a minimum amount of $1,000,000 to one or more banks or other entities (a "Participant") in all or a portion of such Bank's rights and obligations under this Agreement (including all or a portion of its Revolving Commitment and the Revolving Loans owing to it); provided that (A) such Bank's obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Agent and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under the Loan Documents. Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver regarding any of the following actions to the extent that it would affect the Participant: (1) any increase of such Bank's Revolving Commitment, (2) any reduction of the principal amount of, or interest to be paid on, the Revolving Loans or other Obligations of such Bank, (3) any reduction of any commitment fee, or other amount payable to such Bank under any Loan Document, (4) any postponement of any date for the payment of any amount payable in respect of the Revolving Loans or other Obligations of such Bank, or (5) the release of Borrower or any Obligated Party. Subject to Section 15.8(c)(ii), the Borrower agrees that each Participant shall be entitled to the benefits of
Section 6.9 and Article 7 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to Section 15.8(b). To the extent permitted by law, each Participant also shall be entitled to the benefits of
Section 13.4 as though it were a Bank, provided such Participant agrees to be subject to Section 6.7 as though it were a Bank.

(ii) A Participant shall not be entitled to receive any greater payment under
Section 6.9 and Article 7 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent. A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 6.9 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 6.10 as though it were a Bank.

(d) Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section 15.8 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

(e) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 15.8, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Parent or the Subsidiaries furnished to such Bank by or on behalf of the Parent or the Subsidiaries.

Section 15.9. Survival. All representations and warranties made in any Loan Document or in any document, statement, or certificate furnished in connection with any Loan Document shall survive the execution and delivery of the Loan Documents and no investigation by the Agent or any Bank or any closing shall affect the representations and warranties or the right of the Agent or any Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Article 7 and Sections 15.1 and 15.2 shall survive repayment of the Revolving Notes and termination of the Revolving Commitments.

Section 15.10. Entire Agreement; Amendment and Restatement. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES HERETO.

Section 15.11. Waivers; Amendments.

(a) No waiver of any provision of any Loan Document or consent to any departure by the Borrower or any Obligated Party therefrom shall in any event be effective unless the same shall be permitted by Section 15.11(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Revolving Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Agent or any Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Banks or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Agent and the Borrower or the Obligated Party that are parties thereto, in each case with the consent of the Required Banks; provided that no such agreement shall: (i) increase the Revolving Commitment of any Bank without the written consent of such Bank; (ii) reduce the principal amount of any Revolving Loan or reduce the rate of interest thereon, reduce the amount of any Reimbursement Obligation or reduce any fees payable hereunder, without the written consent of each Bank affected thereby; (iii) postpone the scheduled date of payment of any Reimbursement Obligation, the principal amount of any Revolving Loan, or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of the Revolving Commitment, without the written consent of each Bank affected thereby, (iv) change Section 6.6 or
Section 6.7 in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Bank, (v) change any of the provisions of this Section 15.11 or the definition of "Required Banks," or "Obligation" (or any term defined therein) or any other provision of any Loan Document specifying the number or percentage of Banks required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Bank, or (vi) release any Guarantor from its Guarantee under the Master Guaranty (except as expressly provided in the Master Guaranty), or limit its liability in respect of such Guarantee, without the written consent of each Bank; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Agent without the prior written consent of the Agent.

Section 15.12. Maximum Interest Rate.

(a) No interest rate specified in any Loan Document shall at any time exceed the Maximum Rate. If at any time the interest rate (the "Contract Rate") for any Obligation shall exceed the Maximum Rate, thereby causing the interest accruing on such Obligation to be limited to the Maximum Rate, then any subsequent reduction in the Contract Rate for such Obligation shall not reduce the rate of interest on such Obligation below the Maximum Rate until the aggregate amount of interest accrued on such Obligation equals the aggregate amount of interest which would have accrued on such Obligation if the Contract Rate for such Obligation had at all times been in effect.

(b) No provision of any Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the Obligations, and, if the principal of the Obligations has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Bank shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the Obligations so that interest for the entire term does not exceed the Maximum Rate.

Section 15.13. Notices. All notices and other communications provided for in any Loan Document to which the Borrower or any Obligated Party is a party shall be given or made in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof and, if to an Obligated Party, at the address for notices for the Borrower, or, as to any party, at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in any Loan Document, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, three (3) Business Days after being duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Agent pursuant to Section 6.3 shall not be effective until received by the Agent.

Section 15.14. Governing Law; Venue of Service of Process. This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin and the applicable laws of the United States of America. ANY ACTION OR PROCEEDING AGAINST THE BORROWER UNDER OR IN CONNECTION WITH ANY LOAN DOCUMENT MAY BE BROUGHT IN ANY STATE COURT LOCATED IN GREEN BAY OR MILWAUKEE, WISCONSIN OR ANY FEDERAL COURT IN THE EASTERN DISTRICT OF WISCONSIN. THE BORROWER HEREBY IRREVOCABLY (a) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (b) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN SUCH COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. THE BORROWER AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 15.13 OF THIS AGREEMENT. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT THE RIGHT OF THE AGENT OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SHALL LIMIT THE RIGHT OF THE AGENT OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTION. ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE AGENT OR ANY BANK SHALL BE BROUGHT ONLY IN A COURT LOCATED IN GREEN BAY, OR MILWAUKEE, WISCONSIN.

Section 15.15. Counterparts. This Agreement may be executed in one or more counterparts and on telecopy counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

Section 15.16. Severability. Any provision of any Loan Document held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of any Loan Document and the effect thereof shall be confined to the provision held to be invalid or illegal.

Section 15.17. Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

Section 15.18. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, no Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation. As of the Closing Date the Banks warrant and represent to the Borrower and the Parent there is no statute or regulation in effect which would limit or prohibit the making of the Revolving Loans contemplated under this Agreement. In the event any such statute or regulation would become applicable, the

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

Borrower shall have the right to remove and replace the Bank which would be subject to any such statute or regulation. In addition, the obligation to pay commitment fees to any Bank affected by any such statute or regulation shall cease during the period of any such limitation or prohibition.

Section 15.19. Construction. The Borrower, each Obligated Party (by its execution of the Loan Documents to which its is a party), the Agent, and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

Section 15.20. Independence of Covenants. All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

Section 15.21. USA PATRIOT ACT NOTIFICATION. The following notification is provided to Borrower pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for
Borrower: When Borrower opens an account, if Borrower is an individual, Agent and the Banks will ask for Borrower's name, residential address, tax identification number, date of birth, and other information that will allow Agent and the Banks to identify Borrower, and, if Borrower is not an individual, Agent and the Banks will ask for Borrower's name, tax identification number, business address, and other information that will allow Agent and the Banks to identify Borrower. Agent and the Banks may also ask, if Borrower is an individual, to see Borrower's driver's license or other identifying documents, and, if Borrower is not an individual, to see Borrower's legal organizational documents or other identifying documents.

Section 15.22. Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND EXPRESSLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO ANY OF THE LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED THEREBY OR THE ACTIONS OF THE AGENT OR ANY BANK IN THE NEGOTIATION, ADMINISTRATION, OR ENFORCEMENT THEREOF.

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

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                     BORROWER AND PARENT:

                                     TUFCO, L.P.

                                     By: Tufco LLC,
                                         its Managing General Partner

                                         By: Tufco Technologies, Inc.,
                                         Its Sole Managing Member

                                         By: /s/ Michael B. Wheeler
                                            ----------------------------------
                                         Michael B. Wheeler
                                         Authorized Officer for the
                                         Managing Member

                                     TUFCO TECHNOLOGIES, INC.

                                         By: /s/ Michael B. Wheeler
                                         -------------------------------------
                                         Michael B. Wheeler
                                         Chief Financial Officer, Vice
                                         President and Secretary

                                  ADDRESS FOR NOTICES TO BORROWER AND PARENT:

                                               P.O. Box 23500
                                           Green Bay, Wisconsin 54305
                                           Telephone No: 920-336-0054
                                           Facsimile No: 920-336-0344
                                           Attention: Michael B. Wheeler

                                               with a copy to:

                                                 Dechert LLP
                                              30 Rockefeller Plaza
                                            New York, New York 10112
                                          Attention: Carl de Brito, Esq.

                                             Bradford Ventures, Ltd
                                           360 Hamilton Ave., Suite 425
                                           White Plains, New York 10601
                                             Attention: Robert Simon

                                     AGENT:

Revolving Commitments:               BANK ONE, NA, individually as a Bank
                                     and as the Agent

$3,000,000 - Multibank Revolving Commitment
$1,000,000 - Bank One Individual Revolving Commitment

                                     By: /s/ Mark. J. Fischer
                                         -------------------------------
                                     Name: Mark J. Fischer
                                     Title: Vice President

                                     Address: 200 S. Adams Street
                                             Green Bay, WI 54301
                                     Telephone No.: (920) 436 -2506
                                     Facsimile: No.: (920) 436-2523

Revolving Commitment:                BANK: ASSOCIATED BANK
                                           GREEN BAY, NA

$2,500,000.00- Multibank Revolving Commitment

                                     By: /s/ Thomas M. Toerpe
                                         ------------------------------
                                     Name: Thomas M. Toerpe
                                         ------------------------------

                                     Title: Vice President
                                            ---------------------------
                                            P. O. Box 19006

                                     Address: 200 N. Adams Street
                                              Green Bay, WI  54307-9006
                                     Telephone No.: (920) 433-3200
                                     Facsimile: No.: (920) 433-3190

Revolving Commitment:                BANK: U.S. BANK,  NA

$3,500,000.00- Multibank Revolving Commitment

                                     By: /s/ David Beres
                                         -------------------------------
                                     Name: David Beres Jr.
                                     Title: Vice President

                                     Address: 777 E. Wisconsin Avenue
                                              Milwaukee, WI  53202
                                              MK-WI-T5
                                     Telephone No.: (414) 765-6511
                                     Facsimile: No.: (414) 765-5425

                                       63